Filed Pursuant to Rule 424(b)(2)
Registration No. 333-269815

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 4, 2024)

40,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

7.25% Series A Mandatory Convertible Preferred Stock

Albemarle Corporation

7.25% Series A Mandatory Convertible Preferred Stock

We are offering 40,000,000 depositary shares (“Depositary Shares”), each of which represents a 1/20th interest in a share of our 7.25% Series A Mandatory Convertible Preferred Stock, without par value (“Mandatory Convertible Preferred Stock”). The shares of Mandatory Convertible Preferred Stock will be deposited with Equiniti Trust Company, LLC, as bank depositary, pursuant to a deposit agreement. Holders of the Depositary Shares will be entitled to a proportional fractional interest in the rights and preferences of the Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the provisions of such deposit agreement.

Dividends on our Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee of our board of directors, at an annual rate of 7.25% on the liquidation preference of $1,000 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock, par value $0.01 per share, or in any combination of cash and common stock on March 1, June 1, September 1 and December 1 of each year, commencing on, and including, June 1, 2024 and ending on, and including, March 1, 2027.

Each share of our Mandatory Convertible Preferred Stock has a liquidation preference of $1,000 (and, correspondingly, each Depositary Share represents a liquidation preference of $50). Unless earlier converted, each share of our Mandatory Convertible Preferred Stock will automatically convert on the second business day immediately following the last trading day of the final averaging period (as defined below) into between 7.6180 and 9.1400 shares of our common stock, subject to anti-dilution adjustments. The number of shares of our common stock issuable on conversion will be determined based on the average VWAP (as defined herein) of our common stock over the 20 trading day period beginning on, and including, the 21st scheduled trading day prior to March 1, 2027, which we refer to herein as the “final averaging period.” At any time prior to March 1, 2027, a holder of 20 Depositary Shares may cause the bank depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf, into a number of shares of our common stock equal to the minimum conversion rate of 7.6180, subject to anti-dilution adjustments. If a holder of 20 Depositary Shares causes the bank depositary to convert one share of our Mandatory Convertible Preferred Stock, on such holder’s behalf, during a specified period beginning on the effective date of a fundamental change (as described herein), the conversion rate will be adjusted under certain circumstances, and such holder will also be entitled to a make-whole dividend amount (as described herein).

Prior to this offering, there has been no public market for the Depositary Shares or the Mandatory Convertible Preferred Stock. We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ALB PR A.” Our common stock is listed on the New York Stock Exchange (the “NYSE”) and trades under the symbol “ALB.”

Investing in the Depositary Shares involves risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in the Depositary Shares. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-15 of this prospectus supplement and in “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 15, 2024 for a description of certain risks you should consider before investing in the Depositary Shares.

	Per Share	Total
Public Offering Price(1)	$50	$2,000,000,000
Underwriting Discount(1)(2)	$1.375	$55,000,000
Proceeds to the Company (before expenses)(1)	$48.625	$1,945,000,000

(1)	Assumes no exercise of the underwriters’ option to purchase additional Depositary Shares described below.
(2)	See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to 6,000,000 additional Depositary Shares from us at the public offering price, less the underwriting discount, solely to cover over-allotments.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Depositary Shares to investors on or about March 8, 2024.

Book-Running Managers

J.P. Morgan	BofA Securities

Bookrunners

HSBC	Mizuho	Santander	Jefferies	Truist Securities

Co-Managers

Goldman Sachs & Co. LLC	MUFG	US Bancorp	Loop Capital Markets	Siebert Williams Shank

The date of this prospectus supplement is March 5, 2024

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide any information or represent anything to you other than what is contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. None of the information on our websites referred to in this prospectus supplement or accompanying prospectus is incorporated by reference herein. We do not, and the underwriters and their affiliates and agents do not, take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of the accompanying prospectus entitled “Where You Can Find More Information.”

The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about us and the securities offered under this prospectus supplement. That registration statement can be read at the SEC’s website mentioned under the section of the accompanying prospectus entitled “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless the context otherwise requires, in this prospectus supplement and the accompanying prospectus, the terms “Albemarle,” the “Company,” “we,” “our” or “us” refer to Albemarle Corporation and its consolidated subsidiaries.

S-ii

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section under the heading “Risk Factors” herein and in the documents incorporated by reference, before investing in the Depositary Shares.

The Company

Overview

We lead the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. Our purpose is to enable a more resilient world. We partner to pioneer new ways to move, power, connect, and protect. The end markets we serve include grid storage, automotive, aerospace, conventional energy, electronics, construction, agriculture and food, pharmaceuticals and medical devices. We believe that our world-class resources with reliable and consistent supply, our leading process chemistry, high-impact innovation, customer centricity and focus on people and planet will enable us to maintain a leading position in the industries in which we operate.

We and our joint ventures currently operate more than 25 production and research and development facilities, as well as a number of administrative and sales offices, around the world. As of December 31, 2023, we served approximately 1,900 customers in approximately 70 countries.

We expect our capital expenditures to be between $1.6 billion and $1.8 billion in 2024 primarily for Energy Storage growth and capacity increases, including in Australia, Chile, China and the U.S., as well as productivity and continuity of operations projects in all segments. For certain of our plants that are not yet operating, a shut down of such plant before the plant is operational may also require additional capital expenditures. For example, if we were to shut down our lithium conversion plant in Meishan, China, a shut down process would result in additional capital expenditures of approximately $100 million, or if we were to shut down train III of our Kemerton, Australia plant, a shut down process would result in additional capital expenditures of more than $500 million.

Business Segments

Effective January 1, 2023, the Company realigned its Lithium and Bromine global business units into a new corporate structure designed to better meet customer needs and foster talent required to deliver in a competitive global environment. In addition, the Company announced its decision to retain its Catalysts business under a separate, wholly-owned subsidiary renamed Ketjen. As a result, the Company’s three reportable segments include: Energy Storage, Specialties and Ketjen. Each segment has a dedicated team of sales, research and development, process engineering, manufacturing and sourcing, and business strategy personnel and has full accountability for improving execution through greater asset efficiency, market focus, agility and responsiveness.

Energy Storage Segment

Our Energy Storage business pioneers better lithium use through reliable supply and consistent quality.

We develop and manufacture a broad range of basic lithium compounds, including lithium carbonate, lithium hydroxide, and lithium chloride. Lithium is a key component in products and processes used in a variety of applications and industries, which include lithium batteries used in consumer electronics and electric vehicles, power grids and solar panels, high performance greases, specialty glass used in consumer appliances and electronics, organic synthesis processes in the areas of steroid chemistry and vitamins, various life science applications, as well as intermediates in the pharmaceutical industry, among other applications. The Company expects a compound annual growth rate of approximately 20% in production of lithium from 2022 through 2027.

In addition to developing and supplying lithium compounds, we provide technical services, including the handling and use of reactive lithium products. We also offer our customers recycling services for lithium-containing by-products resulting from synthesis with organolithium products, lithium metal and other reagents. We plan to continue to focus on the development of new products and applications.

Specialties Segment

Our Specialties business optimizes our portfolio of bromine and highly specialized lithium solutions. Our Specialties business serves a variety of industries, including energy, mobility, connectivity, and health. Specialty products are essential in both internal combustion and electric vehicles, from high-voltage cables and powertrains to airbags and tires. We enable digital innovation focused on safety and reliability, including fire safety compounds. Our fire safety technology enables the use of plastics in high performance, high heat applications by enhancing the flame resistant properties of these materials. End market products that benefit from our fire safety technology include plastic enclosures for consumer electronics, printed circuit boards, wire and cable products, electrical connectors, textiles and foam insulation. In energy, infrastructure for renewable grid and electrified transport is enabled by our fire safety solutions. In health, our lithium specialties products are precursors for many pharmaceuticals, while bromine specialties are used to help ensure safer food and water supplies. Other bromine-based specialty chemicals products include elemental bromine, alkyl bromides, inorganic bromides, brominated powdered activated carbon and a number of bromine fine chemicals. Our value-added lithium specialties products include butyllithium and lithium aluminum hydride. We also develop and manufacture cesium products for the chemical and pharmaceutical industries, and zirconium, barium and titanium products for various pyrotechnical applications, including airbag initiators.

Ketjen Segment

Our three main product lines in this segment are (i) Clean Fuels Technologies (“CFT”), which is primarily composed of hydroprocessing catalysts (“HPC”) together with isomerization and akylation catalysts; (ii) fluidized catalytic cracking (“FCC”) catalysts and additives; and (iii) performance catalyst solutions (“PCS”), which is primarily composed of organometallics and curatives.

We offer a wide range of HPC products, which are applied throughout the oil refining industry. Their application enables the upgrading of oil fractions to clean fuels and other usable oil feedstocks and products by removing sulfur, nitrogen and other impurities from the feedstock. In addition, they improve product properties by adding hydrogen and in some cases improve the performance of downstream catalysts and processes. We continuously seek to add more value to refinery operations by offering HPC products that meet our customers’ requirements for profitability and performance in the very demanding refining market.

We provide our customers with customized FCC catalyst systems, which assist in the high yield cracking of refinery petroleum streams into derivative, higher-value products such as transportation fuels and petrochemical feedstocks like propylene. Our FCC additives are used to reduce emissions of sulfur dioxide and nitrogen oxide in FCC units and to increase liquefied petroleum gas olefins yield, such as propylene, and to boost octane in gasoline. Albemarle offers unique refinery catalysts to crack and treat the lightest to the heaviest feedstocks while meeting refinery yield and product needs.

Within our PCS product line, we manufacture organometallic co-catalysts (e.g., aluminum, magnesium, and zinc alkyls) used in the manufacture of alpha-olefins (e.g., hexene, octene, decene), polyolefins (e.g., polyethylene and polypropylene), and electronics. Our curatives include a range of curing agents used in polyurethanes, epoxies and other engineered resins.

There were more than 700 refineries world-wide as of December 31, 2023. We expect to continue to see some less profitable, typically smaller, refineries shutting down and, over the long-term, being replaced by larger scale and more complex refineries, with growth concentrated in the Middle East and Asia. Advances in sustainable aviation fuels, petroleum products and renewable diesel are expected to continue. We estimate that there are currently approximately 600 FCC units being operated globally, each of which requires a constant supply of FCC catalysts. In addition, we estimate that there are approximately 4,000 HPC units being operated globally, each of which typically requires replacement HPC catalysts once every one to four years.

Our common stock is listed on the NYSE under the symbol “ALB.” Albemarle Corporation was incorporated in Virginia in 1993. Albemarle’s principal executive offices are located at 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209 and our telephone number is (980) 299-5700. Albemarle’s website is www.albemarle.com. The information contained on or accessible through our website neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

Recent Developments

Amendment to Credit Agreement

Given the current economic conditions, specifically around the market pricing of lithium, and the related impact on the Company’s future earnings, on February 9, 2024 we amended our revolving, unsecured amended and restated credit agreement dated October 28, 2022 (the “2022 Credit Agreement”), which provides for borrowings of up to $1.5 billion and matures on October 28, 2027. The February 2024 amendment was entered into to modify the financial covenants under the 2022 Credit Agreement to avoid a potential covenant violation over the following 18 months given the current market pricing of lithium. The amendments to the financial covenants assume moderate improvement to the current market pricing of lithium. If lithium market prices do not improve, or worsen, the Company may not be able to maintain compliance with its amended financial covenants and it will require the Company to seek additional amendments to the 2022 Credit Agreement and/or issue debt or equity securities, as needed, to fund its activities and maintain financial flexibility. If the Company is not able to obtain such necessary additional amendments, this would lead to an event of default and its lenders could require the Company to repay its outstanding debt. In that situation, the Company may not be able to raise sufficient debt or equity capital, or divest assets, to refinance or repay the lenders. As of February 29, 2024, there were no borrowings outstanding under the 2022 Credit Agreement.

The Offering

The summary below contains the basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus carefully before making an investment decision.

Issuer	Albemarle Corporation, a Virginia corporation.

Depositary Shares offered	40,000,000 Depositary Shares, each of which represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock. Each Depositary Share entitles the holder of such Depositary Share, through the bank depositary, to a proportional fractional interest in the rights and preferences of such share of Mandatory Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

Underwriters’ option to purchase additional Depositary Shares	We have granted the underwriters a 30-day option to purchase up to 6,000,000 additional Depositary Shares, at the public offering price, less the underwriting discount, solely to cover over-allotments.

Public offering price	$50 per Depositary Share.

Liquidation preference	$1,000 per share of our Mandatory Convertible Preferred Stock (equivalent to $50 per Depositary Share).

Dividends	7.25% of the liquidation preference of $1,000 per share of our Mandatory Convertible Preferred Stock per year. Dividends will accumulate from the initial issue date (as defined below) and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee thereof, declares a dividend payable with respect to our Mandatory Convertible Preferred Stock, we will pay such dividends in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by our board of directors, or an authorized committee thereof, in its sole discretion; provided that any unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates (as described below) to holders of record on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their Depositary Shares, or such Depositary Shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. The expected dividend payable on the first dividend payment date is approximately $17.12 per share of our Mandatory Convertible Preferred Stock (equivalent to approximately $0.856 per Depositary Share). Each subsequent dividend is expected to be $18.125 per share of our Mandatory Convertible Preferred Stock (equivalent to $0.90625 per Depositary Share). See “Description of Mandatory Convertible Preferred Stock—Dividends.”

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP (as defined under “Description of Mandatory Convertible Preferred Stock—Definitions”) per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%. Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the amount of such declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash divided by $38.29, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any adjustment to each fixed conversion rate (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are able to do so in compliance with Virginia law, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

The “initial price” equals $1,000, divided by the maximum conversion rate (as defined below), rounded to the nearest $0.0001, and is initially approximately equal to the closing price of our common stock on March 5, 2024.

Dividend payment dates	March 1, June 1, September 1 and December 1 of each year, commencing on, and including, June 1, 2024 and ending on, and including, March 1, 2027. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

No redemption	We may not redeem the shares of Mandatory Convertible Preferred Stock or the Depositary Shares. However, at our option, we may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Mandatory conversion date	The second business day immediately following the last trading day of the final averaging period (as defined below). The mandatory conversion date is expected to be March 1, 2027.

Mandatory conversion	On the mandatory conversion date, each outstanding share of our Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below, and each Depositary Share will automatically convert into a number of shares of common stock equal to a proportionate fractional interest in such shares of common stock.

If we declare a dividend for the dividend period ending on March 1, 2027, we will pay such dividend to the holders of record as of February 15, 2027, as described above. If, on or prior to February 15, 2027, we have not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were March 1, 2027). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, we will, if we are able to do so in compliance with Virginia law, pay such excess amount in cash.

Conversion rate	Upon conversion on the mandatory conversion date, the conversion rate for each share of our Mandatory Convertible Preferred Stock will be not more than 9.1400 shares of common stock and not less than 7.6180 shares of common stock (respectively, the “maximum conversion rate” and the “minimum conversion rate”), depending on the applicable market value of our common stock, as described below and subject to certain anti-dilution adjustments. Correspondingly, the conversion rate per Depositary Share will be not more than 0.4570 shares of common stock and not less than 0.3809 shares of common stock.

The “applicable market value” of our common stock is the average VWAP per share of our common stock over the final averaging period. The “final averaging period” is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding March 1, 2027. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion.” The following table illustrates the conversion rate per share of our Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments.

Applicable market value of our common stock	Conversion rate per share of Mandatory Convertible Preferred Stock
Greater than the threshold appreciation price (as defined below)	7.6180 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 7.6180 and 9.1400 shares of common stock, determined by dividing $1,000 by the applicable market value

Less than the initial price	9.1400 shares of common stock

The following table illustrates the conversion rate per Depositary Share, subject to certain anti-dilution adjustments:

Applicable market value of our common stock	Conversion rate per Depositary Share
Greater than the threshold appreciation price	0.3809 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 0.3809 and 0.4570 shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	0.4570 shares of common stock

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately 20% appreciation over the initial price.

Conversion at the option of the holder	Other than during a fundamental change conversion period (as defined below), at any time prior to March 1, 2027, a holder of Mandatory Convertible Preferred Stock may elect to convert such holder’s shares of our Mandatory Convertible Preferred Stock, in whole or in part, at the minimum conversion rate of 7.6180 shares of common stock per share of Mandatory Convertible Preferred Stock (equivalent to 0.3809 shares of common stock per Depositary Share) as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” This minimum conversion rate is subject to certain anti-dilution and other adjustments. Because each Depositary Share represents a 1/20th fractional interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares only in lots of 20 Depositary Shares.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the option of the holder upon a fundamental change; fundamental change dividend make-whole amount	If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to March 1, 2027, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, into shares of common stock at the “fundamental change conversion rate” during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the earlier of (a) the date that is 20 calendar days after such effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) March 1, 2027. For the avoidance of doubt, the period described in the immediately preceding sentence may not end on a date that is later than March 1, 2027. The fundamental change conversion rate will be determined based on the effective date of the fundamental change and the price paid (or deemed paid) per share of our common stock in such fundamental change. Holders who convert shares of our Mandatory Convertible Preferred Stock during that period will also receive (1) a “fundamental change dividend make-whole amount” equal to the present value (calculated using a discount rate of 7.5% per annum) of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date, and (2) to the extent that there is any accumulated dividend amount, the accumulated dividend amount (clauses (1) and (2), together, the “make-whole dividend amount”), in the case of clauses (1) and (2), subject to our right to deliver shares of our common stock in lieu of all or part of such make-whole dividend amount; provided that if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend. Because each Depositary Share represents a 1/20th fractional interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may convert its Depositary Shares upon a fundamental change only in lots of 20 Depositary Shares.

If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. Notwithstanding the foregoing, in no event will the number of shares of our common stock that we deliver in lieu of paying all or a portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will, if we are able to do so in compliance with Virginia law, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Virginia law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the price paid (or deemed paid) per share of our common stock in the fundamental change, we will not have any obligation to pay the shortfall in cash.

See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

Anti-dilution adjustments	The conversion rate may be adjusted in the event of, among other things: (1) stock dividends or distributions; (2) certain distributions to holders of our common stock of rights or warrants to purchase our common stock; (3) subdivisions or combinations of our common stock; (4) certain distributions to holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, including by spin-off; (5) certain distributions to holders of our common stock of cash; and (6) certain tender or exchange offers by us or one of our subsidiaries for our common stock, in each case subject to certain exceptions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting rights	Except as specifically required by Virginia law or our Amended and Restated Articles of Incorporation, as amended from time to time (including by the articles of amendment thereto creating the Mandatory Convertible Preferred Stock), the holders of Mandatory Convertible Preferred Stock will have no voting rights.

Whenever dividends on shares of Mandatory Convertible Preferred Stock have not been declared and paid for six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, June 1, 2024), whether or not consecutive, the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of all other preferred stock of equal rank having similar voting rights, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock, (1) authorize or create, or increase the authorized amount of, any senior stock (as defined below); (2) amend, alter or repeal the provisions of our Amended and Restated Articles of Incorporation so as to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock; or (3) consummate a binding share exchange or reclassification involving shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity unless the Mandatory Convertible Preferred Stock remains outstanding or is replaced by preference securities with terms no less favorable to holders in any material respect, in each case, subject to certain exceptions.

See “Description of Mandatory Convertible Preferred Stock—Voting Rights” and “Description of Depositary Shares—Voting the Mandatory Convertible Preferred Stock.”

Ranking	The Mandatory Convertible Preferred Stock will rank with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable:

•

senior to (i) our common stock and (ii) each other class or series of capital stock issued after the original issue date of the Mandatory Convertible Preferred Stock (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At December 31, 2023, we had total outstanding consolidated debt of approximately $4,272.8 million.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $1.94 billion, or $2.24 billion if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other uses, funding growth capital expenditures, such as the construction and expansion of lithium operations in Australia and China that are significantly progressed or near completion, and repaying our outstanding commercial paper.

Certain U.S. federal tax consequences	Certain U.S. federal income tax consequences of purchasing, owning and disposing of the Depositary Shares and any common stock received upon conversion are described under “Certain U.S. Federal Income Tax Consequences.”

Transfer agent and registrar	Equiniti Trust Company, LLC is the transfer agent and registrar for the Mandatory Convertible Preferred Stock and our common stock.

Listing	We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ALB PR A.” No assurance can be given that our Depositary Shares will be listed or that any such application for listing will be approved. Our common stock is listed on the New York Stock Exchange under the symbol “ALB.”

Risk factors	An investment in the Depositary Shares involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and in Part I—Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2023.

As of February 29, 2024, 117,510,482 shares of common stock were outstanding, which excludes:

•	2,802,829 shares of common stock reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units, or other equity awards; and

•

any shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock, or any shares of our common stock that may be issued in payment of a dividend on such Mandatory Convertible Preferred Stock.

Summary Consolidated Financial Data

The summary consolidated financial data set forth below for the fiscal years ended December 31, 2023, 2022 and 2021 have been derived from our audited consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 15, 2024.

The financial data set forth below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 15, 2024, which is incorporated herein by reference.

	Year Ended December 31,
	2023	2022	2021
	(In thousands, except per share amounts)
Net Sales	$9,617,203	$7,320,104	$3,327,957
Cost of goods sold(1)	8,431,294	4,245,517	2,329,986

Gross profit	1,185,909	3,074,587	997,971
Selling, general and administrative expenses	919,493	524,145	441,482
Research and development expenses	85,725	71,981	54,026
(Gain) loss on change in interest in properties/sale of business, net	(71,190)	8,400	(295,971)

Operating profit	251,881	2,470,061	798,434
Interest and financing expenses	(116,072)	(122,973)	(61,476)
Other income (expenses), net	110,929	86,356	(603,340)

Income before income taxes and equity in net income of unconsolidated investments	246,738	2,433,444	133,618
Income tax expense	430,277	390,588	29,446

(Loss) income before equity in net income of unconsolidated investments	(183,539)	2,042,856	104,172
Equity in net income of unconsolidated investments (net of tax)(2)	1,854,082	772,275	95,770

Net income	1,670,543	2,815,131	199,942
Net income attributable to noncontrolling interests	(97,067)	(125,315)	(76,270)

Net income attributable to Albemarle Corporation	$1,573,476	$2,689,816	$123,672
Basic earnings per share	$13.41	$22.97	$1.07
Diluted earnings per share	$13.36	$22.84	$1.06

(1)	Included purchases from related unconsolidated affiliates of $2.3 billion, $656.7 million and $156.3 million for the years ended December 31, 2023, 2022 and 2021, respectively.
(2)

Includes equity in net income of $1.834 billion attributable to Windfield Holdings Pty Ltd (“Windfield Holdings”) for the year ended December 31, 2023, $750.378 million for the year ended December 31, 2022 and $75.206 million for the year ended December 31, 2021. Equity in pre-tax Windfield Holdings income, assuming a 30% tax rate, was $2.619 billion for the year ended December 31, 2023.

Selected financial data

	December 31, 2023	December 31, 2022
	(In thousands)
Assets
Cash and cash equivalents(1)	$889,900	$1,499,142
Total current assets	5,216,919	5,186,917

Total assets	18,270,652	15,456,522
Liabilities and Equity
Total current liabilities	3,560,462	2,741,015
Long-term debt(2)	3,541,002	3,214,972

Total equity	9,665,099	8,190,847

Total liabilities and equity	18,270,652	15,456,522

(1)	Does not include 49% of Windfield Holdings cash, which was $95.743 million, as of December 31, 2023, and $18.104 million, as of December 31, 2022.
(2)	Does not include 49% of Windfield Holdings debt, which was $494.764 million, as of December 31, 2023, and $460.567 million, as of December 31, 2022.

RISK FACTORS

Investing in our Depositary Shares involves risks. You should carefully consider the risk factors described below and in our reports filed from time to time with the SEC, including Part I—Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus supplement. Before making any investment decision, you should carefully consider these risks. These risks could materially affect our business, results of operations or financial condition and affect the value of our securities. In such case, you may lose all or part of your original investment. The risks described below or incorporated by reference herein are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, results of operation or financial condition. In addition, with respect to forward-looking statements in this prospectus supplement and the documents we incorporate by reference, please see “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of important factors, risks and uncertainties that may cause actual results to differ materially from anticipated results.

Risks Related to this Offering and Ownership of the Depositary Shares and the Mandatory Convertible Preferred Stock

You are making an investment decision in the Depositary Shares as well as in our Mandatory Convertible Preferred Stock.

As described in this prospectus supplement, you are investing in Depositary Shares that represent fractional interests in our Mandatory Convertible Preferred Stock. The bank depositary will rely solely on the dividend payments and other distributions on the Mandatory Convertible Preferred Stock it receives from us to fund all dividend payments and other distributions on the Depositary Shares.

You will bear the risk of a decline in the market price of our common stock between the pricing date for the Depositary Shares and the mandatory conversion date.

The number of shares of our common stock that you would receive upon mandatory conversion of our Mandatory Convertible Preferred Stock (and the related conversion of the Depositary Shares) is not fixed, but instead will depend on the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, which is the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding March 1, 2027. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock represented by your Depositary Shares. Specifically, if the applicable market value of our common stock is less than the initial price, which is calculated by dividing $1,000 by the maximum conversion rate and initially equals $109.4092 (approximately the closing price of our common stock on March 5, 2024, subject to certain anti-dilution adjustments, the market value of the shares of our common stock that you would receive upon mandatory conversion of each share of Mandatory Convertible Preferred Stock will be less than the $1,000 liquidation preference per share of Mandatory Convertible Preferred Stock (and, accordingly the market value of shares of our common stock that you would receive upon mandatory conversion of each Depositary Share will be less than the $50 liquidation preference per Depositary Share), and an investment in the Depositary Shares would result in a loss. Accordingly, you will bear the entire risk of a decline in the market price of our common stock. Any such decline could be substantial.

In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the applicable market value, which is the average VWAP per share of our common stock over the final averaging period, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the applicable market value been equal to the VWAP per share of our common stock on the mandatory conversion date or the average VWAP of our common stock over a different period of days.

Purchasers of the Depositary Shares may not realize any or all of the benefit of an increase in the market price of shares of our common stock.

The aggregate market value of the shares of our common stock that you will receive upon mandatory conversion of each share of our Mandatory Convertible Preferred Stock (and the related conversion of the Depositary Shares) on the mandatory conversion date will only exceed the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (and the liquidation preference of $50 per Depositary Share) if the applicable market value of our common stock exceeds the threshold appreciation price, which is calculated by dividing $1,000 by the minimum conversion rate and initially equals $131.2680, subject to certain anti-dilution adjustments. The threshold appreciation price represents an appreciation of approximately 20% over the initial price. If the applicable market value of our common stock exceeds the threshold appreciation price, you will receive on the mandatory conversion date approximately 83% (which percentage is approximately equal to the initial price divided by the threshold appreciation price) of the value of our common stock that you would have received if you had made a direct investment in our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Depositary Shares (and the underlying Mandatory Convertible Preferred Stock) is less than that provided by a direct investment in shares of our common stock.

In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Stock (and, correspondingly, the aggregate market value of our common stock that you would receive upon the related mandatory conversion of the Depositary Shares will only be equal to the aggregate liquidation preference of the Depositary Shares), and you will realize no equity appreciation on our common stock.

The market price of our common stock, which may fluctuate significantly, will directly affect the market price for the Depositary Shares.

We expect that, generally, the market price of our common stock will affect the market price of the Depositary Shares more than any other single factor. This may result in greater volatility in the market price of the Depositary Shares than would be expected for nonconvertible preferred stock or Depositary Shares representing nonconvertible preferred stock. The market price of our common stock could fluctuate significantly in response to a number of factors, including changes in laws and government regulation that may impact our operations or our products, our ability to obtain financing on satisfactory terms, changes in recommendations by financial analysts as well as economic, financial, political and other factors, many of which are beyond our control. For more information regarding such factors, see the section of this prospectus supplement below entitled “—Risks Related to Ownership of Our Common Stock” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.

In addition, we expect that the market price of the Depositary Shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the fixed conversion rates. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Depositary Shares and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Depositary Shares. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the Depositary Shares.

Regulatory actions may adversely affect the trading price and liquidity of the Depositary Shares.

We expect that many investors in, and potential purchasers of, the Depositary Shares will employ, or seek to employ, a convertible arbitrage strategy with respect to the Depositary Shares. Investors would typically implement such a strategy by selling short the common stock underlying the convertible securities and dynamically adjusting their short position while continuing to hold the securities. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the Depositary Shares to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Depositary Shares.

The fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a fundamental change.

If a fundamental change (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) occurs on or prior to March 1, 2027, the fundamental change conversion rate will apply to any shares of Mandatory Convertible Preferred Stock (and, accordingly, the Depositary Shares) converted during the fundamental change conversion period (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) unless the stock price is less than $30.00 or above $220.00 (in each case, subject to adjustment) and, with respect to those shares of Mandatory Convertible Preferred Stock (and, accordingly, those Depositary Shares) converted, you will also receive, among other consideration, a fundamental change dividend make-whole amount, subject to our right to deliver shares of common stock in lieu of all or part of such amount and subject to “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” The number of shares of common stock to be issued upon conversion in connection with a fundamental change will be determined as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” Although the fundamental change conversion rate and the payment of the fundamental change dividend make-whole amount are generally designed to compensate you for the lost option value that you would suffer and the dividends you would lose as a result of converting your Depositary Shares representing our Mandatory Convertible Preferred Stock upon a fundamental change, the fundamental change conversion rate is also designed to compensate us for the lost option value that we would suffer as a result of any such conversion. As a result, in many cases the fundamental change conversion rate will be less than the conversion rate that would apply upon mandatory conversion. The fundamental change conversion rate and fundamental change dividend make-whole amount are generally only an approximation of such lost option value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to deliver a number of shares of common stock per share of the Mandatory Convertible Preferred Stock (and your corresponding right to receive a proportionate number of shares of our common stock per Depositary Share) equal to the fundamental change conversion rate and pay the fundamental change dividend make-whole amount (whether paid or delivered, as the case may be, in cash or shares of our common stock) upon a conversion during the fundamental change conversion period could be considered a penalty under state law, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The fixed conversion rates of the Mandatory Convertible Preferred Stock and, in turn, the Depositary Shares may not be adjusted for all dilutive events that may adversely affect the market price of the Depositary Shares or the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.

The fixed conversion rates of the Mandatory Convertible Preferred Stock and, in turn, the Depositary Shares, are subject to adjustment only for share subdivisions and combinations, share dividends and specified other transactions. See “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” for further discussion of anti-dilution adjustments. However, other events, such as grants under employee benefit or incentive plans, offerings of our common stock or other securities convertible into common stock (other than those set forth under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”) for cash or in connection with acquisitions, regular quarterly cash dividends that do not exceed the “initial dividend threshold” (as defined under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”), or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Depositary Shares. In addition, the terms of our Mandatory Convertible Preferred Stock and the Depositary Shares do not restrict our ability to offer common stock or other securities convertible into common stock in the future, including offering a new series of preferred stock that ranks equally with our Mandatory Convertible Preferred Stock as to dividend payments and liquidation preference, or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of our Mandatory Convertible Preferred Stock or the Depositary Shares in engaging in any such offering or transaction.

The possibility of the sale or issuance of our common stock in the future, could reduce the market price of our common stock and, in turn, the Depositary Shares.

In the future, we may sell additional shares of our common stock to raise capital or acquire interests in other companies by using a combination of cash and our common stock or just our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock and, in turn, the Depositary Shares. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the Mandatory Convertible Preferred Stock, and we may also issue a substantial amount of common stock to pay dividends on the Mandatory Convertible Preferred Stock. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales or other issuances may occur, could reduce the market price of our common stock and, in turn, the Depositary Shares. This could also impair our ability to raise additional capital through the sale of our securities.

You will have no rights with respect to our common stock until you convert your Depositary Shares, but you may be adversely affected by certain changes made with respect to our common stock.

You will have no rights with respect to our common stock, including voting rights, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on our common stock, if any, prior to the conversion date with respect to a conversion of your Depositary Shares, but your investment in the Depositary Shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless it would materially and adversely affect the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock, although you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock.

You will have no voting rights except under limited circumstances, and you will need to act through the bank depositary to exercise voting rights with respect to our Mandatory Convertible Preferred Stock.

You do not have voting rights, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Virginia law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages. If dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, June 1, 2024), whether or not for consecutive dividend periods, the holders of shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other classes or series of our preferred stock ranking equally with the Mandatory Convertible Preferred Stock either as to dividends and the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to vote for the election of a total of two additional members of our board of directors, subject to the terms and limitations described under “Description of Mandatory Convertible Preferred Stock—Voting Rights.” Holders of Depositary Shares must act through the bank depositary to exercise any voting rights in respect of our Mandatory Convertible Preferred Stock.

Our Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities, as well as the capital stock of our subsidiaries held by third parties, in the event of a bankruptcy, liquidation or winding up of our or our subsidiaries’ assets.

In the event of a bankruptcy, liquidation or winding up, our assets will be available to make payments to holders of our Mandatory Convertible Preferred Stock only after all of our liabilities have been paid. In addition, our Mandatory Convertible Preferred Stock will be structurally subordinated to all existing and future liabilities of our subsidiaries, as well as the capital stock of our subsidiaries held by third parties. Your rights to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and third party equity holders. In the event of a bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts to the holders of our Mandatory Convertible Preferred Stock then outstanding. At December 31, 2023, we had total outstanding consolidated debt of approximately $4,272.8 million.

Our ability to pay dividends on our Mandatory Convertible Preferred Stock may be limited.

Our payment of dividends on our Mandatory Convertible Preferred Stock in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity, and other factors.

The agreements governing any future indebtedness of ours may limit our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. In addition, our senior credit facilities include financial maintenance covenants based on (i) net leverage and (ii) interest coverage, which may be adversely affected by the use of cash to pay dividends. In the event that the agreements governing any such indebtedness restrict our ability to pay dividends in cash on the Mandatory Convertible Preferred Stock, we may be unable to pay dividends in cash on the Mandatory Convertible Preferred Stock unless we can refinance the amounts outstanding under such agreements.

In addition, we are incorporated under the Virginia Stock Corporation Act, which has restrictions prohibiting the payment of cash dividends if, after giving effect to the dividend payment, (1) we would not be able to pay our debts as they become due in the usual course of business or (2) our total assets would be less than the sum of our total liabilities plus the amount that would be required, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. Further, even if we are permitted under our contractual obligations and Virginia law to pay cash dividends on the Mandatory Convertible Preferred Stock, we may not have sufficient cash to pay dividends in cash on the Mandatory Convertible Preferred Stock (and, in turn, on the Depositary Shares).

If upon mandatory conversion or an early conversion at the option of a holder (other than during a fundamental change conversion period, except in limited circumstances) we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock having a market value generally equal to the amount of such accumulated and unpaid dividends, subject to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Mandatory Conversion” and “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder.” If upon an early conversion during the fundamental change conversion period we have not declared all or any portion of the accumulated and unpaid dividends payable on the Mandatory Convertible Preferred Stock for specified periods, we will pay the amount of such accumulated and unpaid dividends in cash, shares of our common stock or any combination thereof, in our sole discretion (or, in certain circumstances, make a corresponding adjustment to the conversion rate), subject in each case to the limitations described under “Description of the Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate or the amount of such dividends payable in shares, as applicable, are reached, we will pay the shortfall in cash if we are legally permitted to do so. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder (or in the case of an early conversion during the fundamental change conversion period, if we are required to make an adjustment to the conversion rate in respect of any accumulated and unpaid dividends).

You may be subject to tax upon an adjustment to the conversion rate of the Mandatory Convertible Preferred Stock and the Depositary Shares or upon a distribution paid in shares of common stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Mandatory Convertible Preferred Stock and the Depositary Shares is subject to adjustment in certain circumstances, as described in “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.” If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend without the receipt of any cash or property. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in shares of our common stock, as described in “Description of Mandatory Convertible Preferred Stock—Dividends.” Although there is some uncertainty, we believe that any such distribution will be taxable for U.S. federal income tax purposes in the same manner as a cash distribution of the same amount. If you are a Non-U.S. Holder (as defined under “Certain U.S. Federal Income Tax Consequences”), any deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the Depositary Shares. You should review “Certain U.S. Federal Income Tax Consequences” for a further discussion of U.S. federal tax implications for U.S. Holders (as defined therein) and Non-U.S. Holders.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of the Mandatory Convertible Preferred Stock to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to March 1, 2027, holders of the Mandatory Convertible Preferred Stock may have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on their shares of Mandatory Convertible Preferred Stock. See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management. In addition, provisions of Virginia law and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

An active trading market for the Depositary Shares does not exist and may not develop.

The Depositary Shares are a new issue of securities with no established trading market. We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ALB PR A.” However, no assurance can be given that our Depositary Shares will be listed or that any such application for listing will be approved. Even if the Depositary Shares are approved for listing on the New York Stock Exchange, such listing does not guarantee that a trading market for the Depositary Shares will develop or, if a trading market for the Depositary Shares does develop, the depth or liquidity of that market or the ability of the holders to sell the Depositary Shares, or to sell the Depositary Shares at a favorable price.

Risks Related to Ownership of our Common Stock

Our common stock has experienced, and may continue to experience, price volatility, which could result in substantial losses for investors in our common stock.

Our common stock has at times experienced substantial price volatility. The closing market price for our common stock reached an all-time high of $325.38 on November 11, 2022 and has since fluctuated significantly, declining as low as $108.73 on February 5, 2024. The market price for our common stock may be influenced by many factors, including the general volatility of stock market prices and volumes, changes in securities analysts’ estimates of our financial performance, variations between our actual and anticipated financial results, fluctuations in order, fluctuations in demand and market prices of lithium and other resources, fluctuations in energy prices, or uncertainty about current global economic conditions. For these reasons, among others, the price of our stock may continue to fluctuate. In addition, if the market for chemicals manufacturing stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Shares eligible for future sale may adversely affect our common stock price.

Sales or issuances of our common stock or other securities (including our Depositary Shares) in the public or private market, or the perception that these sales or issuances may occur, or the conversion of our Mandatory Convertible Preferred Stock or the payment of dividends on our Mandatory Convertible Preferred Stock in the form of our common stock, or the perception that such conversions or dividends could occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Declines in the market price of our common stock may also materially and adversely affect the market price of our Mandatory Convertible Preferred Stock. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock, including holders of any shares of our common stock issued on conversion of, or as payment of dividends on, our Mandatory Convertible Preferred Stock, and could adversely affect their voting and other rights and economic interests, and could have a similar impact with respect to our Mandatory Convertible Preferred Stock. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that this offering and future sales and issuances of our common stock and other securities would have on the market price of our common stock.

The Mandatory Convertible Preferred Stock and the Depositary Shares may adversely affect the market price of our common stock.

The market price of our common stock is likely to be influenced by the Mandatory Convertible Preferred Stock and the Depositary Shares. For example, the market price of our common stock could become more volatile and could be depressed by: (i) investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Mandatory Convertible Preferred Stock (and, correspondingly, the Depositary Shares); (ii) possible sales of our common stock by investors who view the Depositary Shares as a more attractive means of equity participation in us than owning shares of our common stock; and (iii) hedging or arbitrage trading activity that may develop involving the Depositary Shares and our common stock.

Future sales of our common stock could cause the market price for our common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed. In connection with this offering, we and certain of our directors and executive officers have agreed with the underwriters to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares without the prior written consent of J.P. Morgan Securities LLC for 60 days after the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.” Following the expiration of the applicable lock-up period, all these shares of our common stock will also be eligible for future sale. In the future, we may also issue our securities if we need to raise capital in connection with a capital expenditure or acquisition. The amount of shares of our common stock issued in connection with a capital expenditure or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock with respect to dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs.

Our common stock will rank junior to our Mandatory Convertible Preferred Stock with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding-up of our affairs. This means that, unless accumulated dividends have been paid or set aside for payment on all our outstanding Mandatory Convertible Preferred Stock through the most recently completed dividend period, no dividends may be declared or paid on our common stock subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our Mandatory Convertible Preferred Stock a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.

The trading market for our common stock is influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock likely would decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

We will have broad discretion over the use of the proceeds and might not apply the proceeds in ways that increase the value of your investment.

We intend to use all of the net proceeds of this offering for general corporate purposes, which may include, among other uses, funding growth capital expenditures, such as the construction and expansion of lithium operations in Australia and China that are significantly progressed or near completion, and repaying our outstanding commercial paper. Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds. Moreover, we may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Because a significant portion of our operations is conducted through our subsidiaries and joint ventures, our ability to make future dividend payments may be dependent on our receipt of distributions or other payments from our subsidiaries and joint ventures.

A significant portion of our operations is conducted through our subsidiaries and joint ventures. As a result, our ability to make future dividend payments may be partially dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and joint ventures are contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. In addition, there may be significant tax and other legal restrictions on the ability of our non-U.S. subsidiaries or joint ventures to remit money to us.

Provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and our other agreements and in Virginia law may discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions contained in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Virginia law could make it more difficult for a third party to acquire us. Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Virginia law impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our Amended and Restated Articles of Incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Therefore, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus supplement, the accompanying prospectus, and any document incorporated by reference and any related free writing prospectus, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “would,” “will” and variations of such words and similar expressions to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation, information related to:

•	changes in economic and business conditions;

•	product development;

•	changes in financial and operating performance of our major customers and industries and markets served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•

fluctuations in lithium market pricing, which could impact our revenues and profitability particularly due to our increased exposure to index-referenced and variable-priced contracts for battery grade lithium sales;

•	inflationary trends in our input costs, such as raw materials, transportation and energy, and their effects on our business and financial results;

•	changes with respect to contract renegotiations;

•	potential production volume shortfalls;

•	competition from other manufacturers;

•	changes in the demand for our products or the end-user markets in which our products are sold;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers;

•	technological change and development;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and government regulation impacting our operations or our products;

•	the occurrence of regulatory actions, proceedings, claims or litigation (including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws);

•	the occurrence of cyber-security breaches, terrorist attacks, industrial accidents or natural disasters;

•	the effects of climate change, including any regulatory changes to which we might be subject;

•	hazards associated with chemicals manufacturing;

•	the inability to maintain current levels of insurance, including product or premises liability insurance, or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in the jurisdictional mix of our earnings and changes in tax laws and rates or interpretation;

•

changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations;

•	volatility and uncertainties in the debt and equity markets;

•	technology or intellectual property infringement, including cyber-security breaches, and other innovation risks;

•	decisions we may make in the future;

•	future acquisition and divestiture transactions, including the ability to successfully execute, operate and integrate acquisitions and divestitures and incurring additional indebtedness;

•	expected benefits from proposed transactions;

•	timing of active and proposed projects;

•	impact of any future pandemics;

•	impacts of the situation in the Middle East and the military conflict between Russia and Ukraine and the global response to it;

•	performance of our partners in joint ventures and other projects;

•	changes in credit ratings;

•

the inability to realize the benefits of our decision to retain our Ketjen business as a wholly-owned subsidiary and to realign our Lithium and Bromine global business units into a new corporate structure, including Energy Storage and Specialties business units; and

•	the other factors detailed from time to time in the reports we file with the SEC.

The forward-looking statements included in this prospectus supplement speak only as of the date of this document. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 15, 2024, those identified under the heading “Risk Factors” beginning on page S-16 of this prospectus supplement, as well as in our periodic reports on file from time to time in connection with considering any forward-looking statements that may be made by us and our businesses generally. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our Depositary Shares offered hereby, after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $1.94 billion (or approximately $2.24 billion if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other uses, funding growth capital expenditures, such as the construction and expansion of lithium operations in Australia and China that are significantly progressed or near completion, and repaying our outstanding commercial paper.

As of December 31, 2023, we had $620.0 million of commercial paper notes outstanding bearing a weighted-average interest rate of approximately 6.05% and a weighted-average maturity of 11 days. The maturities of the commercial paper notes vary but may not exceed 397 days from the date of issue.

Until the net proceeds from this offering are applied as described above, we may invest such net proceeds in short-term, investment grade interest-bearing securities or in obligations of, or guaranteed by, the U.S. government.

Certain of the underwriters and/or their affiliates may be agents, holders, lenders and/or counterparties under or to the Company’s commercial paper and may receive proceeds of this offering to the extent such proceeds are used to repay such debt.

CAPITALIZATION

The following table sets forth, as of December 31, 2023, our consolidated capitalization and cash and cash equivalents:

•	on an actual basis;

•	on an as-adjusted basis to give effect to the issuance of 40,000,000 of our Depositary Shares to the underwriters at the public offering price of $50.00 per share.

You should read this table in conjunction with the section under the heading “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and related notes thereto which are incorporated by reference.

	As of December 31, 2023
(in thousands)	Actual	As Adjusted
Cash and cash equivalents(1)	$889,900	$2,213,900

Long-term debt (including current portion):

2022 Credit Agreement	$—	$—
1.125% notes due 2025	416,501	416,501
4.65% Senior Notes due 2027	650,000	650,000
1.625% notes due 2028	552,200	552,200
3.45% Senior Notes due 2029	171,612	171,612
5.05% Senior Notes due 2032	600,000	600,000
5.45% Senior Notes due 2044	350,000	350,000
5.65% Senior Notes due 2052	450,000	450,000
Commercial paper notes(2)	620,000	—
Interest-free loan	300,000	300,000
Variable-rate foreign bank loans	30,197	30,197
Finance lease obligations	110,245	110,245
Other	22,000	22,000
Unamortized discount and debt issuance costs	(105,992)	(105,992)

Total long-term debt	4,166,763	3,546,763

Total debt	4,166,763	3,546,763
Shareholders’ equity:
Common stock, $.01 par value; 150.0 million shares authorized; 117.4 million shares issued and outstanding (actual) and 117.4 million, issued and outstanding (as adjusted)	1,174	1,174
Preferred stock, no par value, $1,000 stated value per share, 15,000,000 shares authorized; 0 shares issued and outstanding (as actual); and 2,000,000 shares issued and outstanding (as adjusted)	—	1,944,000
Additional paid-in capital	2,952,517	2,952,517
Accumulated other comprehensive loss	(528,526)	(528,526)
Retained earnings	6,987,015	6,987,015

Total Albemarle Corporation shareholders’ equity	9,412,180	11,356,180
Noncontrolling interests	252,919	252,919

Total equity	9,665,099	11,609,099

Total capitalization	$13,831,862	$15,155,862

(1)	As of February 29, 2024, our cash and cash equivalents were $734.1 million.
(2)	As of February 29, 2024, our outstanding commercial paper notes were $806.4 million.

COMMON STOCK DIVIDEND POLICY

We have historically paid quarterly dividends to stockholders of our common stock and expect to continue our quarterly cash dividend program. We paid a cash dividend of $0.40 per share to stockholders of our common stock on January 2, 2024 and authorized a quarterly dividend of $0.40 per share to stockholders of our common stock to be paid on April 1, 2024. However, we have no obligation to pay dividends in the future, and our dividend policy may change at any time without notice to our stockholders. The declaration of dividends is at the discretion of our Board of Directors in accordance with applicable law, and future payments of cash dividends will depend upon our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our Board of Directors.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of certain terms of our 7.25% Series A Mandatory Convertible Preferred Stock, without par value, which we refer to in this prospectus supplement as our Mandatory Convertible Preferred Stock, but is not necessarily complete. The following summary supplements and, to the extent that it is inconsistent, replaces, the description of our preferred stock in the accompanying prospectus.

A copy of our Amended and Restated Articles of Incorporation, including the articles of amendment thereto creating the Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Articles of Amendment”) and the form of Mandatory Convertible Preferred Stock share certificate, are available upon request from us at the address set forth under “Where You Can Find More Information” in the accompanying prospectus. The following summary of the terms of the Mandatory Convertible Preferred Stock is subject to, and qualified in its entirety by reference to, the provisions of such documents.

The bank depositary will initially be the sole holder of our Mandatory Convertible Preferred Stock. However, the holders of Depositary Shares will be entitled, through the bank depositary, to exercise the rights, preferences, privileges and voting powers of the holders of our Mandatory Convertible Preferred Stock, subject to the terms of the deposit agreement and as described under “Description of Depositary Shares” below. Each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock.

As used in this section, the terms “Albemarle,” “us,” “we” or “our” refer to Albemarle Corporation and not any of its subsidiaries.

General

Under our Amended and Restated Articles of Incorporation, our board of directors is authorized, without further stockholder action, to issue up to 15,000,000 shares of preferred stock, without par value, in one or more series, with such voting powers (if any), designation, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We currently do not have any shares of preferred stock outstanding. At the consummation of this offering, we will issue 2,000,000 shares of Mandatory Convertible Preferred Stock in the form of 40,000,000 Depositary Shares. In addition, we have granted the underwriters an option to purchase up to 6,000,000 additional Depositary Shares representing 300,000 shares of our Mandatory Convertible Preferred Stock, in accordance with the procedures set forth under “Underwriting.”

When issued, the Mandatory Convertible Preferred Stock and any common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of Albemarle of any class. Equiniti Trust Company, LLC is the transfer agent and registrar of our common stock and will serve as transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.

We do not intend to list our Mandatory Convertible Preferred Stock on any securities exchange or any automated dealer quotation system, but we do intend to apply to list the Depositary Shares on the New York Stock Exchange as described under “Description of Depositary Shares—Listing.”

Ranking

The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or rights upon our liquidation, winding-up or dissolution, as applicable, ranks:

•

senior to (i) our common stock and (ii) each other class or series of capital stock issued after the initial issue date the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•

on a parity with any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•

junior to any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of our subsidiaries as well as the capital stock of our subsidiaries held by third parties.

At December 31, 2023, we had total outstanding consolidated debt of approximately $4,272.8 million.

Dividends

Subject to the rights of holders of any class of capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, holders of shares of Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 7.25% on the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $72.50 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by our board of directors, or an authorized committee thereof, in its sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” Declared dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year to, and including, March 1, 2027, commencing on, and including, June 1, 2024 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on our stock register at 5:00 p.m., New York City time, on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of our Mandatory Convertible Preferred Stock and will end on, and exclude, the June 1, 2024 dividend payment date. The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period, assuming the initial issue date is March 8, 2024, will be approximately $17.12 per share (based on the annual dividend rate of 7.25% and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on June 1, 2024. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $18.125 per share (based on the annual dividend rate of 7.25% and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid upon, or any sum or number of shares of common stock set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of any future indebtedness. In addition, our senior credit facilities include financial maintenance covenants based on (i) net leverage and (ii) interest coverage, which may be adversely affected by the use of cash to pay dividends. In addition, our ability to declare and pay dividends may be limited by applicable Virginia law. See “Risk Factors—Risks Related to this Offering and Ownership of the Depositary Shares and the Mandatory Convertible Preferred Stock—Our ability to pay dividends on our Mandatory Convertible Preferred Stock may be limited.”

So long as any share of the Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the common stock or any other shares of junior stock, and no common stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) a dividend payable on any common stock or other junior stock in shares of any common stock or other junior stock; (ii) the acquisition of shares of any common stock or other junior stock in exchange for, or a purchase, redemption or other acquisition for value of shares of any common stock or other junior stock with the proceeds of a substantially concurrent sale of, shares of any common stock or other junior stock and the payment of cash in lieu of any fractional share; (iii) purchases of fractional interests in shares of any common stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of common stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of common stock or other junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of our or our subsidiaries’ employees, officers, directors, consultants or independent contractors, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards and the payment of cash in lieu of any fractional share; (v) any dividends or distributions of rights or common stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, and the payment of cash in lieu of fractional shares; (vi) purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date; (vii) the acquisition by us or any of our subsidiaries of record ownership in common stock or other junior stock or parity stock on behalf of any other persons (other than us or any of our subsidiaries) that is a beneficial owner thereof, including as trustees or custodians; (viii) the exchange or conversion or reclassification of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) and the payment of cash in lieu of fractional shares; or (ix) the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, our common stock (or into or for any combination of cash and our common stock based on the value of our common stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the foregoing provision.

When dividends on shares of the Mandatory Convertible Preferred Stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of common stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the Mandatory Convertible Preferred Stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and such class or series of parity stock (which dollar amount will, if dividends on such class or series of parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof) (subject to their having been declared by the board of directors, or an authorized committee thereof, out of legally available funds) bear to each other immediately prior to the payment of such dividends, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.

For the avoidance of doubt, the provisions described in this section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the board of directors, or an authorized committee thereof, may be declared and paid on any securities, including common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

If an applicable withholding agent is required to withhold on distributions of common stock to a Non-U.S. Holder (as defined under “Certain U.S. Federal Income Tax Consequences”) and pay the applicable withholding taxes, it is possible that the applicable withholding agent may set off those amounts against payments of cash or shares of common stock payable to such holder.

Method of Payment of Dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period), as determined by our board of directors, or an authorized committee thereof, in its sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in common stock, on the earlier of the date we declare such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.

If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at the average VWAP per share (as defined below) of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date (the “five-day average price”), multiplied by 97%.

No fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of dividends. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the five-day average price.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradable without registration by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the New York Stock Exchange (or if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed); provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any declared dividend exceed a number equal to the amount of such declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash divided by $38.29, which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below under “—Anti-dilution Adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend as to which we have elected to deliver shares of our common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in connection with such declared dividend and 97% of the five-day average price, we will, if we are able to do so in compliance with Virginia law, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

No Redemption

We may not redeem the Mandatory Convertible Preferred Stock. However, at our option, we may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive out of the assets we have legally available for distribution to our stockholders a liquidation preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any parity stock will share equally and ratably in any distribution of our assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Mandatory Convertible Preferred Articles of Amendment do not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock.

Voting Rights

The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Virginia law.

Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, June 1, 2024), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at our next special or annual meeting of stockholders to vote for the election of a total of two additional members of our board of directors (the “preferred stock directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that our board of directors shall at no time include more than two preferred stock directors. In the event of a nonpayment, we will increase the number of directors on our board of directors by two, and the new directors will be elected at an annual or special meeting of stockholders called by our board of directors, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (provided that if such request is not received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of Mandatory Convertible Preferred Stock continue to have such voting rights.

As used in this prospectus supplement, “voting preferred stock” means any other class or series of our parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on our board of directors shall automatically decrease by two.

Any preferred stock director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.

The Mandatory Convertible Preferred Articles of Amendment provide that, so long as any shares of Mandatory Convertible Preferred Stock remain outstanding, we may not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock given in person or by proxy, either in writing or at a meeting:

•	authorize or create, or increase the authorized amount of, any senior stock; or

•

amend, alter or repeal the provisions of our Amended and Restated Articles of Incorporation so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Mandatory Convertible Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of us with another entity, unless either (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Mandatory Convertible Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that (1) any increase in the amount of our authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Mandatory Convertible Preferred Stock, (3) the creation and issuance, or an increase in the authorized or issued amount, of any series of junior stock or any other series of parity stock and (4) the application of the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes in our Common Stock,” will in each case be deemed not to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.

Without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock by amending or supplementing our Amended and Restated Articles of Incorporation or any certificate representing the Mandatory Convertible Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument (including any provision contained in the Mandatory Convertible Preferred Articles of Amendment);

•

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Mandatory Convertible Preferred Articles of Amendment and that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock;

•	to waive any of our rights with respect to the Mandatory Convertible Preferred Stock; or

•	to make any other change that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).

In addition, without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock to conform the terms of the Mandatory Convertible Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the Mandatory Convertible Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.

Holders of shares of the Mandatory Convertible Preferred Stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of the Mandatory Convertible Preferred Stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case, ranking on parity with or junior to the Mandatory Convertible Preferred Stock with respect to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up, except as set forth above.

Mandatory Conversion

Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of common stock equal to the conversion rate described below. If we declare a dividend for the dividend period ending on March 1, 2027, we will pay such dividend to the holders of record as of February 15, 2027, as described above under “—Dividends.” If on or prior to February 15, 2027 we have not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock through March 1, 2027, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were March 1, 2027). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, we will, if we are able to do so in compliance with Virginia law, pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding any shares of our common stock issued in respect of accumulated but unpaid dividends, if any), will be as follows:

•

if the applicable market value of our common stock is greater than the “threshold appreciation price,” then the conversion rate will be 7.6180 shares of common stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is approximately equal to $1,000 divided by the threshold appreciation price;

•

if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of our common stock, rounded to the nearest ten-thousandth of a share, which will be between 7.6180 and 9.1400 shares of common stock per share of Mandatory Convertible Preferred Stock; or

•

if the applicable market value of our common stock is less than the initial price, then the conversion rate will be 9.1400 shares of common stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is approximately equal to $1,000 divided by the initial price.

The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is initially approximately equal to the closing price of our common stock on March 5, 2024.

The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately 20% appreciation over the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates and the applicable market value are each subject to adjustment as described under “—Anti-dilution Adjustments” below.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of Mandatory Convertible Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no conversion rate adjustments as described below under “—Anti-dilution Adjustments” and that dividends on the shares of Mandatory Convertible Preferred Stock will be declared and paid in cash. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $109.4092 and a threshold appreciation price of $131.2680, a holder of our Mandatory Convertible Preferred Stock would receive on the mandatory conversion date the number of shares of our common stock per share of our Mandatory Convertible Preferred Stock set forth below:

Applicable Market Value of Our Common Stock	Number of Shares of Our Common Stock to Be Received Upon Conversion	Conversion Value (Applicable Market Value Multiplied by the Number of Shares of Our Common Stock to Be Received Upon Conversion)
$60.00	9.1400	$548.40
$70.00	9.1400	$639.80
$80.00	9.1400	$731.20
$90.00	9.1400	$822.60
$100.00	9.1400	$914.00
$109.4092	9.1400	$1,000.00
$120.00	8.3333	$1,000.00
$131.2680	7.6180	$1,000.00
$140.00	7.6180	$1,066.52
$150.00	7.6180	$1,142.70
$160.00	7.6180	$1,218.88
$170.00	7.6180	$1,295.06
$180.00	7.6180	$1,371.24

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be greater than the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value for our common stock is greater than or equal to the initial price and less than or equal to the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be equal to the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $1,000 liquidation preference of the share of the Mandatory Convertible Preferred Stock, assuming that the market price of our common stock on the mandatory conversion date is the same as the applicable market value of our common stock.

Definitions

“Applicable market value” means the average VWAP per share of our common stock over the final averaging period.

“Final averaging period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding March 1, 2027.

“Mandatory conversion date” means the second business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be March 1, 2027.

“Trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “ALB <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time) (or, if the scheduled close of trading of the primary trading session for the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading on such trading day is earlier, such earlier scheduled close of trading) on such trading day; or, if such price is not available, “VWAP” means the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.

Conversion at the Option of the Holder

Other than during a fundamental change conversion period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the Mandatory Convertible Preferred Stock have the right to convert their shares of Mandatory Convertible

Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to March 1, 2027, into shares of our common stock at the minimum conversion rate, subject to adjustment as described under “—Anti-dilution Adjustments” below.

If as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of our common stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the Mandatory Convertible Preferred Stock pursuant to this “—Conversion at the Option of the Holder” section, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount

General

If a fundamental change (as defined below) occurs on or prior to March 1, 2027, holders of the Mandatory Convertible Preferred Stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of common stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, as of the effective date of the fundamental change, calculated using a discount rate of 7.5% per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to our right to deliver shares of our common stock in lieu of all or part of such amounts as described under “—Make-whole dividend amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.

To exercise the fundamental change early conversion right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is the earlier of (a) 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) March 1, 2027. For the avoidance of doubt, the fundamental change conversion period may not end on a date that is later than March 1, 2027. Holders of Mandatory Convertible Preferred Stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the make-whole dividend amount.

We will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.

A “fundamental change” will be deemed to have occurred at the time any of the following occurs after the initial issue date of the Mandatory Convertible Preferred Stock:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit or incentive plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common stock representing more than 50% of the voting power of our common stock or we otherwise become aware of such beneficial ownership;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change only in par value or changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets (including cash); (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets (including cash); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; or

(3)

our common stock (or other common stock comprising all or part of the exchange property) ceases to be listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by all of our common stockholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into or exchangeable for such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If all holders of our common stock receive only cash in exchange for their common stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of our Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”

The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock for each stock price and effective date set forth below.

	Stock Price
Effective Date	$30.00	$45.00	$60.00	$75.00	$90.00	$105.00	$109.41	$120.00	$131.27	$140.00	$160.00	$180.00	$200.00	$220.00
March 8, 2024	7.4620	7.6780	7.6860	7.6460	7.5980	7.5560	7.5460	7.5213	7.5000	7.4880	7.4640	7.4480	7.4360	7.4300
March 1, 2025	8.0320	8.1600	8.1020	7.9980	7.8920	7.8000	7.7760	7.7253	7.6820	7.6520	7.5980	7.5620	7.5380	7.5200
March 1, 2026	8.6060	8.6980	8.6240	8.4660	8.2820	8.1100	8.0660	7.9673	7.8780	7.8220	7.7220	7.6560	7.6140	7.5880
March 1, 2027	9.1400	9.1400	9.1400	9.1400	9.1400	9.1400	9.1400	8.3333	7.6180	7.6180	7.6180	7.6180	7.6180	7.6180

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $220.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and

•

if the stock price is less than $30.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate.

Make-whole dividend amount

For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, subject to the limitations described below, we may pay the make-whole dividend amount, determined in our sole discretion:

•	by paying cash;

•	by delivering shares of our common stock; or

•	through any combination of paying cash and delivering shares of our common stock.

We will pay the make-whole dividend amount in cash, except to the extent we elect on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of our common stock. If we elect to make any payment of the make-whole dividend amount, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of the make-whole dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of common stock based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

Notwithstanding the foregoing, with respect to any conversion of Mandatory Convertible Preferred Stock during the fundamental change conversion period, in no event will the number of shares of our common stock that we deliver in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of common stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which we have elected to deliver shares of common stock in lieu of paying cash exceeds the product of the number of shares of common stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, we will, if we are able to do so in compliance with Virginia law, notwithstanding any notice by us to the contrary, pay such excess amount in cash.

In addition, if we are prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Virginia law, the conversion rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the stock price, we will not have any obligation to pay the shortfall in cash.

Not later than the second business day following the effective date of a fundamental change, we will notify holders of:

•	the fundamental change conversion rate;

•

the fundamental change dividend make-whole amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock; and

•

the accumulated dividend amount and whether we will pay such amount, or any portion thereof, in shares of our common stock and, if applicable, the portion of such amount that will be paid in common stock.

Our obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon mandatory conversion

Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of common stock on the mandatory conversion date. The person or persons entitled to receive the shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of common stock issuable upon conversion of the Mandatory Convertible Preferred

Stock will not be deemed to be outstanding for any purpose and holders of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon early conversion

If a holder elects to convert its shares of Mandatory Convertible Preferred Stock prior to March 1, 2027, in the manner described under “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the conversion procedures set forth below.

If such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, to convert its shares of Mandatory Convertible Preferred Stock early, such holder must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the Mandatory Convertible Preferred Articles of Amendment.

The conversion date will be the date on which the converting holder has satisfied the foregoing requirements; provided that, for the avoidance of doubt, in no event may such conversion date occur after March 1, 2027. A holder that early converts its shares of Mandatory Convertible Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its early conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder. Shares of common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the second business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and a holder of shares of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Fractional shares

No fractional shares of common stock will be issued to holders of our Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of our Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.

If more than one share of our Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of our Mandatory Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1)

We issue common stock to all or substantially all holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•

the numerator of which is the sum of (x) the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of our common stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination.

Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock.

(2)

We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a stockholder rights plan, customary dividend reinvestment plan or customary share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days after the announcement date of such issuance, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of (x) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of our common stock issuable pursuant to such rights or warrants, and

•

the denominator of which shall be the sum of (i) the number of shares of common stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of common stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants, divided by the current market price of our common stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price, and in determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by our board of directors, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock.

(3)

We subdivide or combine our common stock, in which event each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4)

We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock (other than rights issued pursuant to a stockholder rights plan so long as such rights have not separated from the common stock), cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected pursuant to clause (1) above;

•	any rights or warrants as to which an adjustment was effected pursuant to clause (2) above;

•	any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•

the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, or an authorized committee thereof, on the ex-date of such distribution, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets so distributed applicable to one share of our common stock.

Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.

In the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-date of such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the current market price of our common stock and the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock, and

•	the denominator of which is the current market price of our common stock.

Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 9:00 a.m., New York City time, on the ex-date of such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. Because we will make any increase to each fixed conversion rate pursuant to the preceding paragraph with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to the preceding paragraph until the second business day immediately following the last trading day of such period.

(5)	We make a dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any regular, quarterly cash dividend that does not exceed $0.40 per share (the “initial dividend threshold”),

•	any cash that is distributed in exchange for or upon conversion of our common stock in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer covered by clause (6),

in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or distribution will be multiplied by a fraction:

•

the numerator of which is the current market price of our common stock minus the initial dividend threshold (provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero), and

•	the denominator of which is the current market price of our common stock minus the amount per share of our common stock of such dividend or distribution.

The initial dividend threshold is subject to adjustment on an inversely proportional basis whenever the fixed conversion rates are adjusted, but no adjustment will be made to the initial dividend threshold for any adjustment made to the fixed conversion rates pursuant to this clause (5).

Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such dividend or distribution. In the event that any dividend or distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate which would then be in effect if such dividend or distribution had not been declared.

(6)

We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)

the aggregate cash and fair market value (as determined by our board of directors, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our common stock; and

2.

the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our common stock; and

(ii)

the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).

Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of our common stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). Because we will make any increase to each fixed conversion rate pursuant to this clause (6) with retroactive effect, we will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable upon such conversion occurs during the period for determining the current market price pursuant to this clause (6) until the second business day immediately following the last trading day of such period.

In cases where (i) the fair market value of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets distributed per share of our common stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of our common stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, at the same time and upon the same terms as holders of our common stock, the kind and amount of the evidences of our indebtedness, shares of capital stock, securities, rights to acquire our capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution, for each share of Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Mandatory Convertible Preferred Stock, a converting holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock (in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the fixed conversion rates.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•

clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the ten consecutive trading day period ending on, and including, (x) for purposes of clause (2) above, the trading day immediately preceding the announcement date of the relevant issuance and (y) for purposes of clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the trading day immediately preceding the ex-date of the relevant distribution;

•

clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of our common stock, capital stock or similar equity interest, as applicable (in the case of any capital stock or similar equity interest, determined by reference to the definition of “VWAP” as if references therein to our common stock were to such capital stock or similar equity interest), is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the ex-date of such distribution; and

•

clause (6) above, the “current market price” of our common stock is the average VWAP per share of our common stock over the ten consecutive trading day period commencing on, and including, the trading day immediately following the expiration date of the relevant tender or exchange offer.

The term “ex-date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

In addition, we may make such increases in each fixed conversion rate as we deem advisable if our board of directors, or an authorized committee thereof, determines that such increase would be in our best interest or in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, beneficial owners of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend, including withholding tax in the case of Non-U.S. Holders. See “Certain U.S. Federal Income Tax Consequences.”

If an applicable withholding agent is required to withhold on constructive distributions to a Non-U.S. Holder (see “Certain U.S. Federal Income Tax Consequences”) and pay the applicable withholding taxes, it is possible that the applicable withholding agent may set off those amounts against payments of cash or shares of common stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period.

No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of our common stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of Mandatory Convertible Preferred Stock, a number of shares of our common stock equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a)

upon the issuance of any common stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b)

upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)

upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock were first issued;

(d)	for a change solely in the par value of our common stock;

(e)

for sales of our common stock for cash, including the sale of shares of our common stock for a purchase price that is less than the market price per share of our common stock or less than the maximum conversion price or the minimum conversion price, other than in a transaction described in clause (2) or clause (4) above;

(f)	for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock;

(h)	as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of our subsidiaries as described in clause (6) above;

(i)	for any regular, quarterly cash dividend that does not exceed the initial dividend threshold; or

(j)

for accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”

We will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. We will also upon written request by a beneficial owner of the Depositary Shares deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the floor price. For the avoidance of doubt, if an adjustment is made to the fixed conversion rates, no separate inversely proportionate adjustment will be made to the initial price or the threshold appreciation price because the initial price is equal to $1,000 divided by the maximum conversion rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $1,000 divided by the minimum conversion rate (as adjusted in the manner described herein).

Whenever any provision of the Mandatory Convertible Preferred Articles of Amendment requires us to calculate the VWAP per share of our common stock over a span of multiple days, our board of directors, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or expiration date, as the case may be, of such event occurs, during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•

that dividend or distribution would have resulted in an adjustment of the number of shares of our common stock issuable to the holders of Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the final averaging period, then we will deem the holders of Mandatory Convertible Preferred Stock to be holders of record, for each share of Mandatory Convertible Preferred Stock that they hold, of a number of shares of our common stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.

Recapitalizations, Reclassifications and Changes in our Common Stock

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our and our subsidiaries’ consolidated property and assets;

•	any reclassification of our common stock into securities, including securities other than our common stock; or

•	any statutory exchange of our securities with another person or binding share exchange (other than in connection with a merger or consolidation),

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred

Stock into common stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of common stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock in such reorganization event. We will notify holders of the Mandatory Convertible Preferred Stock of such weighted average as soon as practicable after such determination is made. The number of units of exchange property we will deliver upon conversion of each share of Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such reorganization event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a fundamental change and/or the description of the relevant dividend payment provisions, as applicable, were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying exchange property). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors, or an authorized committee thereof), or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

The provisions of this “—Recapitalizations, Reclassifications and Changes in our Common Stock” will similarly apply to successive reorganization events and the provisions of “—Anti-dilution Adjustments” will apply to any shares of capital stock or ADRs of us (or any successor thereto) received by the holders of our common stock in any such reorganization event. In connection with any reorganization event, we will also adjust the initial dividend threshold (as defined under “—Anti-dilution Adjustments”) based on the number of shares of common stock or ADRs comprising the exchange property and (if applicable) the value of any consideration other than common stock or ADRs comprising the exchange property. If the exchange property is composed solely of consideration other than common stock or ADRs, the initial dividend threshold will be zero.

Reservation of Shares

We will at all times reserve and keep available out of the authorized and unissued common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of common stock as shall be issuable from time to time upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding (including, for the avoidance of doubt, the maximum additional conversion amount).

Transfer Agent and Registrar

Equiniti Trust Company, LLC is the transfer agent and registrar for the Mandatory Convertible Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

We will deposit the shares of our Mandatory Convertible Preferred Stock, represented by the Depositary Shares offered hereby pursuant to a deposit agreement (the “deposit agreement”) among us, Equiniti Trust Company, LLC, acting as bank depositary (the “bank depositary”), and the holders from time to time of the Depositary Shares.

The following description is a summary of the material provisions of the Depositary Shares and the deposit agreement and does not purport to be complete. The terms of the Depositary Shares include those expressly set forth in the deposit agreement, and this summary is subject to and is qualified by reference to all the provisions of the Depositary Shares and the deposit agreement, including the definitions of certain terms used in the deposit agreement.

You may request a copy of the deposit agreement from us as described under “Where You Can Find More Information” in the accompanying prospectus. We urge you to read this document because it, and not this description, defines your rights as a holder of Depositary Shares.

For purposes of this description, references to “Albemarle,” “we,” “our” and “us” refer only to Albemarle Corporation and not to its subsidiaries.

General

Each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock and will initially be evidenced by a global security, as defined in and described under “—Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the Depositary Shares will be entitled to all rights, preferences, privileges and voting powers of our Mandatory Convertible Preferred Stock, as applicable, in proportion to the fraction of a share of our Mandatory Convertible Preferred Stock those Depositary Shares represent.

In this section, references to “holders” of Depositary Shares mean those who have Depositary Shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in Depositary Shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of our Mandatory Convertible Preferred Stock. You should review the special considerations that apply to indirect holders as described under “—Book-entry, Settlement and Clearance” in this section.

Conversion

Because each Depositary Share represents a 1/20th interest in a share of our Mandatory Convertible Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate of 0.3809 shares of our common stock per Depositary Share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which our Mandatory Convertible Preferred Stock is convertible at the option of holders of Mandatory Convertible Preferred Stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” in this prospectus supplement.

The following table sets forth the fundamental change conversion rate per Depositary Share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the

Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price
Effective Date	$30.00	$45.00	$60.00	$75.00	$90.00	$105.00	$109.41	$120.00	$131.27	$140.00	$160.00	$180.00	$200.00	$220.00
March 8, 2024	0.3731	0.3839	0.3843	0.3823	0.3799	0.3778	0.3773	0.3761	0.3750	0.3744	0.3732	0.3724	0.3718	0.3715
March 1, 2025	0.4016	0.4080	0.4051	0.3999	0.3946	0.3900	0.3888	0.3863	0.3841	0.3826	0.3799	0.3781	0.3769	0.3760
March 1, 2026	0.4303	0.4349	0.4312	0.4233	0.4141	0.4055	0.4033	0.3984	0.3939	0.3911	0.3861	0.3828	0.3807	0.3794
March 1, 2027	0.4570	0.4570	0.4570	0.4570	0.4570	0.4570	0.4570	0.4167	0.3809	0.3809	0.3809	0.3809	0.3809	0.3809

The exact stock price and effective date may not be set forth in the table, in which case:

•

if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•

if the stock price is in excess of $220.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the minimum conversion rate, divided by 20; and

•

if the stock price is less than $30.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the maximum conversion rate, divided by 20.

On any conversion date for our Mandatory Convertible Preferred Stock, each Depositary Share corresponding to the shares of our Mandatory Convertible Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of our common stock and the amount of any cash received by the depositary upon conversion of each share of our Mandatory Convertible Preferred Stock.

The following table illustrates the conversion rate per Depositary Share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” in this prospectus supplement, based on the applicable market value of our common stock:

Applicable market value of our common stock	Conversion rate per Depositary Share
Greater than the threshold appreciation price	0.3809 shares of common stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 0.3809 and 0.4570 shares of common stock, determined by dividing $50 by the applicable market value

Less than the initial price	0.4570 shares of common stock

After delivery of our common stock by the transfer agent to the bank depositary following conversion of our Mandatory Convertible Preferred Stock, the bank depositary will transfer the proportional number of shares of our common stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of common stock certificates for such number of shares of our common stock.

If an applicable withholding agent is required to withhold on distributions of common stock in respect of dividends in arrears or in respect of the net present value of future dividends to a Non-U.S. Holder (see “Certain U.S. Federal Income Tax Consequences”) and pay the applicable withholding taxes, it is possible that the applicable withholding agent may set off those amounts against payments of cash or shares of common stock payable to such holder.

Fractional Shares

No fractional shares of common stock will be issued to holders of our Depositary Shares upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.

If more than one Depositary Share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Depositary Shares so surrendered for, or subject to, conversion.

Dividends and Other Distributions

Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of our Mandatory Convertible Preferred Stock. So long as our Depositary Shares are held of record by the nominee of DTC, declared cash dividends in respect of our Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of our Depositary Shares in accordance with the instructions of such beneficial owners.

The bank depositary will deliver any cash or shares of common stock it receives in respect of dividends on our Mandatory Convertible Preferred Stock to the holders of the Depositary Shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding Depositary Shares held by such holders, on the date of receipt or as soon as practicable thereafter.

The dividend payable on the first dividend payment date, if declared, is expected to be approximately $0.856 per Depositary Share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $0.90625 per Depositary Share.

Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for our Mandatory Convertible Preferred Stock.

No fractional shares of common stock will be delivered to the holders of our Depositary Shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of common stock will instead be entitled to receive a cash adjustment (computed to the nearest cent) based on the average VWAP per share of our common stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date.

The amount paid as dividends or otherwise distributable by the bank depositary with respect to the Depositary Shares or the underlying Mandatory Convertible Preferred Stock will be reduced by any amounts required to be withheld by us or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of our Mandatory Convertible Preferred Stock until such taxes or other governmental charges are paid.

No Redemption

We may not redeem our Depositary Shares. However, at our option, we may purchase our Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Voting the Mandatory Convertible Preferred Stock

Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Mandatory Convertible Preferred Stock under those circumstances in which holders of the Mandatory Convertible Preferred Stock are entitled to a vote, as described under “Description of Mandatory Convertible Preferred Stock—Voting Rights” in this prospectus supplement.

When the bank depositary receives notice of any meeting at which the holders of our Mandatory Convertible Preferred Stock are entitled to vote, the bank depositary will mail the notice to the record holders of the Depositary Shares relating to the Mandatory Convertible Preferred Stock. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for our Mandatory Convertible Preferred Stock) may instruct the bank depositary as to how to vote the amount of our Mandatory Convertible Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such Depositary Shares in accordance with these instructions, and we will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the Mandatory Convertible Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing our Mandatory Convertible Preferred Stock.

Modification, Amendment and Termination

Without the consent of the holders of the Depositary Shares, we may amend, alter or supplement the depositary agreement or any certificate representing the Depositary Shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•

to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of the depositary agreement and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares;

•	to make any change reasonably necessary, in our reasonable determination, to reflect each Depositary Share’s representation of 1/20th of a share of our Mandatory Convertible Preferred Stock;

•

to make any change reasonably necessary, in our reasonable determination, to comply with the procedures of the bank depositary and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares; or

•

to make any other change that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares (other than any holder that consents to such change).

In addition, without the consent of the holders of the Depositary Shares, we may amend, alter, supplement or repeal any terms of the Depositary Shares to conform the terms of the Depositary Shares to the description thereof in the accompanying prospectus as supplemented and/or amended by this “Description of Depositary Shares” section and the “Description of Mandatory Convertible Preferred Stock” section of the preliminary prospectus supplement for the Mandatory Convertible Preferred Stock and the Depositary Shares, as further supplemented and/or amended by the related pricing term sheet.

With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the deposit agreement may at any time and from time to time be amended, altered or supplemented by agreement between us and the depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:

•	reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the deposit agreement;

•	reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;

•

impair the right, subject to certain requirements set forth in the deposit agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the depositary with instructions to deliver to it the Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;

•	change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;

•

impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

•	make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or

•	make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.

The deposit agreement may be terminated by us or the depositary only if (a) all outstanding Depositary Shares have been cancelled, upon conversion of the Mandatory Convertible Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the record holders of the depositary receipts pursuant to the deposit agreement.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the Mandatory Convertible Preferred Stock. Except as otherwise set forth in this “Description of Depositary Shares” section, holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Mandatory Convertible Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Withdrawal Rights

A holder of 20 Depositary Shares may withdraw the share of our Mandatory Convertible Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Mandatory Convertible Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of our Mandatory Convertible Preferred Stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for Depositary Shares.

Listing

We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ALB PR A ”. No assurance can be given that our Depositary Shares will be listed or that any such application for listing will be approved. In addition, upon listing, we have agreed to use our reasonable best efforts to keep the Depositary Shares representing fractional interests in the Mandatory Convertible Preferred Stock listed on the New York Stock Exchange. Listing the Depositary Shares on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily. We do not expect there will be any separate public trading market for the shares of the Mandatory Convertible Preferred Stock except as represented by the Depositary Shares.

Form and Notices

The Mandatory Convertible Preferred Stock will be issued in registered form to the bank depositary, and the Depositary Shares will be issued in book-entry only form through DTC prior to the conversion of the Mandatory Convertible Preferred Stock, as described under “—Book-entry, Settlement and Clearance” in this section. The bank depositary will forward to the holders of Depositary Shares all reports, notices and communications from us that are delivered to the bank depositary and that we are required to furnish to the holders of our Mandatory Convertible Preferred Stock.

Book-entry, Settlement and Clearance

The global security

The Depositary Shares will be initially issued in the form of a single registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the Depositary Shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the bank depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the Depositary Shares represented by the global security will be made by the bank depositary to DTC’s nominee as the registered holder of the global security. Neither we nor the bank depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Depositary Shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the Depositary Shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain U.S. federal income tax consequences generally applicable, as of the date hereof, of the purchase, ownership, disposition, and conversion of the Mandatory Convertible Preferred Stock (or the Depositary Shares that represent an interest in the Mandatory Convertible Preferred Stock) and the ownership and disposition of any common stock received in respect of the Mandatory Convertible Preferred Stock (or Depositary Shares). The discussion is limited to beneficial owners who will hold the Depositary Shares, Mandatory Convertible Preferred Stock or common stock as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

For U.S. federal income tax purposes, a U.S. Holder (as defined below) or Non-U.S. Holder (as defined below) of our Depositary Shares will be treated as if it held an interest in a corresponding portion of our underlying Mandatory Convertible Preferred Stock and, accordingly, the exchange of our Depositary Shares for such stock will not be a taxable event. For ease of discussion, the discussion herein refers to our Mandatory Convertible Preferred Stock, although it applies equally to our Depositary Shares representing such stock.

This discussion does not describe all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or to beneficial owners subject to special rules, such as:

•	banks or other financial institutions;

•	insurance companies;

•	traders, brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	persons holding Mandatory Convertible Preferred Stock or common stock as part of a “straddle,” integrated or conversion transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. Holders (as defined below) which hold Mandatory Convertible Preferred Stock, or common stock, through a non-U.S. broker or other non-U.S. intermediary;

•	foreign governments or international organizations;

•	entities classified as partnerships for U.S. federal income tax purposes (or holders of interests in such entities) or other pass-through entities or holders of interests therein;

•	U.S. expatriates and former long-term U.S. residents;

•	a person who acquired Mandatory Convertible Preferred Stock or common stock as compensation or otherwise in connection with the performance of services;

•	tax-exempt organizations;

•

persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Mandatory Convertible Preferred Stock or the common stock to their financial statements under Section 451 of the Code;

•	“controlled foreign corporations” or “passive foreign investment companies” or U.S. investors therein;

•	corporations that accumulate earnings to avoid U.S. federal income taxes;

•	common trust funds;

•	hybrid entities;

•	real estate investment trusts or regulated investment companies; or

•	persons that own or are deemed to own 5% or more of the Mandatory Convertible Preferred Stock or our common stock.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, changes to any of which or interpretations thereof may affect the tax consequences described herein (possibly with retroactive effect). We have not sought any ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS or a court will agree with these summary statements and conclusions.

This summary addresses only U.S. federal income tax consequences. Persons considering the purchase of Mandatory Convertible Preferred Stock are urged to consult their tax advisors with regard to the application of the U.S. federal income or other U.S. federal tax laws (including estate and gift tax laws) to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of Mandatory Convertible Preferred Stock or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions, or (ii) the trust has a valid election in effect under the applicable U.S. Treasury regulations to be treated as a United States person under the Code.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of the Mandatory Convertible Preferred Stock or common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Mandatory Convertible Preferred Stock or common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Partnerships holding Mandatory Convertible Preferred Stock or common stock and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

Distributions paid on our Mandatory Convertible Preferred Stock or shares of our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis, in the Mandatory Convertible Preferred Stock or shares of our common stock. Any remaining excess will be treated as capital gain and will be treated as described under “—Sale or Other Taxable Disposition” below. Subject to applicable limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to applicable limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their own tax advisors regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances.

If we make a distribution on our Mandatory Convertible Preferred Stock in the form of shares of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding could be satisfied, if an applicable payor pays backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), the applicable payor might set off those amounts against shares of common stock or current or subsequent payments of cash to such U.S. Holder. U.S. Holders should consult their tax advisors regarding the tax consequences of a common stock distribution on our Mandatory Convertible Preferred Stock.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Mandatory Convertible Preferred Stock or common stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. Holder that has held our Mandatory Convertible Preferred Stock or common stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in the stock with respect to which such dividend was made by the nontaxed portion of such dividend. If the amount of the reduction exceeds the corporate U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other taxable disposition of the Mandatory Convertible Preferred Stock or common stock and will be treated as described under “—Sale or Other Taxable Disposition” below. A non-corporate U.S. Holder that receives an extraordinary dividend will generally be required to treat any loss on the sale of our Mandatory Convertible Preferred Stock or common stock as long-term capital loss to the extent that any extraordinary dividends received by such non-corporate U.S. Holder would otherwise qualify as a dividend discussed above under “—Taxation of Distributions.”

Adjustments to Conversion Rate

The conversion rate of our Mandatory Convertible Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, a U.S. Holder that holds our Mandatory Convertible Preferred Stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing the U.S. Holder’s proportionate interest in our assets or earnings and profits. In addition, the failure to make certain adjustments to the conversion rate of our Mandatory Convertible Preferred Stock may cause a U.S. Holder of our common stock to be deemed to have received a constructive distribution from us, even though the U.S. Holder has not received any cash or property as a result of such adjustments. Such U.S. Holder would be subject to the rules discussed above under “—Taxation of Distributions.” Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Mandatory Convertible Preferred Stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments in the terms of the Mandatory Convertible Preferred Stock (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula.

If an adjustment that does not qualify as being pursuant to a bona fide reasonable adjustment formula is made, a U.S. Holder of Mandatory Convertible Preferred Stock will be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “—Taxation of Distributions.” Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if an applicable payor pays backup withholding on behalf of a U.S. Holder (because the U.S. Holder failed to establish an exemption from backup withholding), the applicable payor might set off those amounts against payments of cash or shares of common stock payable to the U.S. Holder. Generally, a U.S. Holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock will be increased to the extent any such constructive distribution is treated as a dividend.

The IRS has proposed Treasury Regulations addressing the amount and timing of constructive distributions as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such constructive distributions. If adopted as proposed, the Treasury Regulations would generally provide, among other things, that (i) the amount of a constructive distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after the conversion rate adjustment) without the adjustment, and (ii) the constructive distribution occurs at the earlier of the date the adjustment occurs under the terms of the Mandatory Convertible Preferred Stock and the date of the actual distribution of cash or property that results in the constructive distribution. The final Treasury Regulations are proposed to be effective for deemed distributions occurring on or after the date of adoption, but beneficial owners of Mandatory Convertible Preferred Stock and withholding agents may rely on the proposed regulations prior to that date under certain circumstances.

Sale or Other Taxable Disposition

Upon the sale or the other taxable disposition of Mandatory Convertible Preferred Stock (other than pursuant to a conversion into common stock or a Fundamental Change conversion described below) or common stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (not including any proceeds attributable to declared and unpaid dividends, which will be taxable as described in “—Taxation of Distributions” above to U.S. Holders of record) and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss realized on the sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Mandatory Convertible Preferred Stock or the common stock has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations under the Code.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

Except as provided below, a U.S. Holder generally will not recognize any income, gain or loss upon the conversion of our Mandatory Convertible Preferred Stock into our common stock, except that (i) any cash received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “—Taxation of Distributions” and (ii) any common stock received in respect of such dividends will be taxable as described above under “—Taxation of Distributions” as if the U.S. Holder had received cash in respect of such dividends, but only to the extent of the excess of the fair market value, determined as of the date of the conversion, of the common stock received in the conversion over the issue price of the Mandatory Convertible Preferred Stock surrendered therefor.

Because payments of common stock that are treated as dividends will not give rise to any cash from which any applicable withholding could be satisfied, if an applicable payor pays backup withholding on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), the applicable payor might set off those amounts against shares of common stock or current or subsequent payments of cash to such U.S. Holder.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Mandatory Convertible Preferred Stock for more than one year at the time of conversion.

The tax treatment of a U.S. Holder’s receipt of any cash or common stock paid upon conversion in respect of accrued and unpaid dividends that have not been declared or paid in respect of any “make-whole dividend amount” in connection with a “fundamental change” conversion (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) is uncertain. Although not free from doubt, we believe such conversion would be treated as a recapitalization for U.S. federal income tax purposes, with the receipt of such cash or common stock treated as additional consideration received by the U.S. Holder upon conversion of the Mandatory Convertible Preferred Stock into common stock. Assuming our position is correct, no loss would be recognized upon such conversion, but the U.S. Holder would be required to recognize any gain in an amount equal to the lesser of (1) the cash payment (excluding cash received in lieu of a fractional share of Mandatory Convertible Preferred Stock and cash received attributable to accrued but unpaid dividends that have been declared) and (2) the excess of (i) the fair market value of shares of our common stock and cash received in conversion (excluding shares of common stock or cash received attributable to accrued but unpaid dividends that have been declared) over (ii) the U.S. Holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock at the time of conversion. The character of such gain recognized (which will be the lesser of such gain and such cash) is uncertain. If the receipt of the cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (i.e., it is not considered “not essentially equivalent to a dividend”), such gain (to the extent recognized) would be taxable as dividend income, to the extent of our current and accumulated earnings and profits. Alternatively, if the receipt of cash were not considered to have the effect of a dividend, such gain could be capital gain. To the extent the amount of cash received in respect of accrued but unpaid dividends that have not been declared, or in respect of any “make-whole dividend amount,” exceeded the gain realized by a U.S. Holder, the excess amount would not be taxable to such U.S. Holder but would reduce its adjusted tax basis in our common stock.

U.S. Holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of accrued and unpaid dividends that have not been declared and any “make-whole dividend amount” is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to the accrued and unpaid dividends that have not been declared and any “make-whole dividend amount” represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Taxation of Distributions,” which may exceed the amount of gain otherwise recognized on conversion.

Except as discussed in the last sentence of this paragraph, a U.S. Holder’s adjusted tax basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted shares of the Mandatory Convertible Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of Mandatory Convertible Preferred Stock. A U.S. Holder’s adjusted tax basis in common stock received may be further reduced under the rules described above under “—Extraordinary Dividends.” Common stock received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have an adjusted tax basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

In the event a U.S. Holder’s Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with distributions on our Mandatory Convertible Preferred Stock or our common stock and the proceeds from a sale or other disposition of such stock, unless a U.S. Holder is an exempt recipient. A U.S. Holder may also be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the payor and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

Distributions or other payments that are treated as dividends (see “—Tax Considerations Applicable to U.S. Holders—Taxation of Distributions” and “—Conversion of Mandatory Convertible Preferred Stock into Common Stock”), including distributions on our Mandatory Convertible Preferred Stock in the form of shares of our common stock and deemed distributions described above under “—Tax Considerations Applicable to U.S. Holders-Adjustments to Conversion Rate,” generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to Non-U.S. Holders will generally be subject to withholding tax at a 30% rate or (subject to the discussion below under “—FATCA”) a reduced rate specified by an applicable income tax treaty. To the extent any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in its Mandatory Convertible Preferred Stock or common stock (determined separately for each share) which will not be subject to tax, and thereafter will be treated as capital gain (and thus treated in the manner described in “—Gain on Disposition Mandatory Convertible Preferred Stock or Common Stock” below).

In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s entitlement to benefits under a relevant income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends in the same manner as if the Non-U.S. Holder were a United States person under the Code. In this case, the Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding. Non-U.S. Holders should consult their tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or our common stock, including the possible imposition of a “branch profits” tax at a rate of 30% (or a lower treaty rate) if the Non-U.S. Holder is a corporation.

Because deemed distributions or distributions made in common stock to a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be withheld, the applicable withholding agent might set off any amounts paid to the applicable governmental authority in respect of such withholding against shares of common stock or current or subsequent payments of cash to such Non-U.S. Holder, or other funds or assets of such Non-U.S. Holder.

Gain on Disposition of Mandatory Convertible Preferred Stock or Common Stock

Subject to the discussions above under “—Taxation of Distributions,” and below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Mandatory Convertible Preferred Stock or our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States),

•

the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and, generally, our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

If a Non-U.S. Holder recognizes gain on a sale or other taxable disposition of our Mandatory Convertible Preferred Stock or our common stock that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on such gain in the same manner as a United States person under the Code. To the extent any gain is recognized by a Non-U.S. Holder described in the second bullet above, such gain (net of certain U.S.-source capital losses) will be subject to U.S. federal income tax at a rate of 30% (or lower applicable income tax treaty rate), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisor with respect to other U.S. tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if the Non-U.S. Holder is a corporation.

Conversion of Mandatory Convertible Preferred Stock into Common Stock

A Non-U.S. Holder generally will not recognize gain or loss upon the conversion of our Mandatory Convertible Preferred Stock into our common stock or upon a fundamental change conversion, except that (1) cash received upon conversion in lieu of a fractional common share generally will result in gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the Non-U.S. Holder’s adjusted tax basis in the fractional share of our common stock) and be treated as described above under “—Gain on Disposition of Mandatory Convertible Preferred Stock or Common Stock,” (2) cash or common stock received in respect of accrued and unpaid dividends that have been declared should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of

Mandatory Convertible Preferred Stock into Common Stock” and (3) cash or common stock received in respect of accrued and unpaid dividends or “make-whole dividend amounts” should be treated in the manner described above under “—Tax Considerations Applicable to U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” In the case of payments described in (2), a Non-U.S. Holder should expect a withholding agent to withhold tax from such amounts, as described above under “—Taxation of Distributions.” In the case of payments described in (3), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “—Taxation of Distributions.” Non-U.S. Holders should consult their tax advisors to determine the specific tax consequences to them.

Adjustments to Conversion Rate

As described above under “—Tax Considerations Applicable to U.S. Holders—Adjustments to Conversion Rate,” certain adjustments to the conversion rate (or failures to make certain adjustments to the conversion rate) of the Mandatory Convertible Preferred Stock that result in an increase in the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “—Taxation of Distributions.” Because deemed distributions would not give rise to any cash from which any applicable withholding tax could be withheld, an applicable withholding agent might set off any amounts paid to the applicable governmental authority in respect of such withholding on such a deemed distribution against cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to such Non-U.S. Holder (or other assets of the Non-U.S. Holder held by such withholding agent).

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of dividends on our Mandatory Convertible Preferred Stock and our common stock. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a United States person (as defined in the Code), information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our Mandatory Convertible Preferred Stock or our common stock. A Non-U.S. Holder may be subject to backup withholding on payments on our Mandatory Convertible Preferred Stock or our common stock or on the proceeds from a sale or other disposition of our common stock unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person or otherwise establishes an exemption. The provision of a properly executed applicable IRS Form W-8 certifying non-U.S. status will permit the Non-U.S. Holder to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of the Mandatory Convertible Preferred Stock or common stock by a non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them. Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our Mandatory Convertible Preferred Stock and our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Beneficial owners should consult their tax advisors regarding the effects of FATCA on their investment in our Mandatory Convertible Preferred Stock or our common stock.

Proposed Treasury Regulations would eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our Mandatory Convertible Preferred Stock and our common stock, and may be relied upon by taxpayers until final Treasury Regulations are issued. Investors are urged to consult their tax advisors regarding the effects of FATCA on their investment in our Mandatory Convertible Preferred Stock or our common stock.

The preceding discussion of certain U.S. federal income tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of the purchasing, owning, converting, and disposing of the Mandatory Convertible Preferred Stock or common stock, including the consequences of any proposed changes in applicable laws.

CERTAIN ERISA AND RELATED CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our Depositary Shares (including any interest in the underlying Mandatory Convertible Preferred Stock or, after such preferred stock’s conversion, common stock) by (i) employee benefit plans subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans, accounts or arrangements pursuant to ERISA or otherwise (each of the foregoing described in clause (i), (ii) and (iii) referred to as a “Plan” for the purposes of this “Certain ERISA and Related Considerations” section).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”). Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA, the Code or any Similar Laws in the context of the ERISA Plan’s particular circumstances before authorizing an investment in our Depositary Shares (including any interest in the underlying Mandatory Convertible Preferred Stock or, after such preferred stock’s conversion, common stock). Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence, delegation of control, diversification and conflicts of interest provisions of ERISA, the Code and any other Similar Laws and would be consistent with the documents and instruments governing the Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such Plans, including transactions involving prohibited conflicts of interests. A violation of these “prohibited transaction” rules may result in excise taxes and other penalties and liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Each Plan fiduciary who is responsible for making the investment decisions whether to invest in our Depositary Shares (including any interest in the underlying Mandatory Convertible Preferred Stock or, after such preferred stock’s conversion, common stock) must determine for itself whether under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in any such securities is appropriate for the Plan, and that the purchase and holding of any such securities do not violate, as applicable, the rules under ERISA, the Code or Similar Laws. Purchasers of our Depositary Shares (including any interest in the underlying Mandatory Convertible Preferred Stock or, after such preferred stock’s conversion, common stock) have the exclusive responsibility for ensuring that their investment in any such securities complies with the applicable fiduciary responsibility rules of ERISA, the Code or Similar Laws, and will not result in a violation of the “prohibited transaction” rules of ERISA, the Code or applicable Similar Laws. The sale of our Depositary Shares (including any interest in the underlying Mandatory Convertible Preferred Stock or, after such preferred stock’s conversion, common stock) or any interest in any such securities to any Plan is in no respect a representation or recommendation by us or any of our affiliates or representatives or the underwriters or any of their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plan, or that such investment is advisable or appropriate for Plans generally or for any specific Plan.

UNDERWRITING

We are offering the Depositary Shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities, LLC is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of Depositary Shares listed next to its name in the following table:

Name	Number of Depositary Shares
J.P. Morgan Securities, LLC	13,454,545
BofA Securities, Inc.	9,090,909
HSBC Securities (USA) Inc.	2,545,455
Mizuho Securities USA LLC	2,545,455
Santander US Capital Markets LLC	2,181,818
Jefferies LLC	1,818,182
Truist Securities, Inc.	1,818,182
Goldman Sachs & Co. LLC	1,818,182
MUFG Securities Americas Inc.	1,818,182
U.S. Bancorp Investments, Inc.	1,818,182
Loop Capital Markets LLC	545,454
Siebert Williams Shank & Co., LLC	545,454

Total	40,000,000

The underwriters are committed to purchase all the Depositary Shares offered by us if they purchase any Depositary Shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the Depositary Shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.825 per share. After the initial offering of the Depositary Shares to the public, if all of the Depositary Shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 6,000,000 additional Depositary Shares from us, solely to cover over-allotments. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional Depositary Shares. If any Depositary Shares are purchased with this option to purchase additional Depositary Shares, the underwriters will purchase Depositary Shares in approximately the same proportion as shown in the table above. If any additional Depositary Shares are purchased, the underwriters will offer the additional Depositary Shares on the same terms as those on which the Depositary Shares are being offered.

The underwriting fee is equal to the public offering price per Depositary Share less the amount paid by the underwriters to us per Depositary Share. The underwriting fee is $1.375 per share. The following table shows the per share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional Depositary Shares.

	Without over-allotment option	With full over-allotment option
Per Share	$1.375	$1.375
Total	$55,000,000	$63,250,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $1.0 million.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Depositary Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing; or (ii) enter into any swap or other agreement that transfers, in whole or in part, any economic consequences of ownership of any shares of common stock or any such other securities, whether any such transaction described in (i) or (ii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 60 days after the date of this prospectus supplement, other than the Depositary Shares to be sold hereunder and the Mandatory Convertible Preferred Stock in respect thereof, and any shares of common stock issued upon conversion of, or issued and paid as a dividend on, such Mandatory Convertible Preferred Stock.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement, provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Certain of our directors and executive officers (such persons, the “Lock-Up Parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each Lock-Up Party, with limited exceptions, for a period of 60 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such Lock-Up Party in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) owned by such Lock-Up Party as of the date of such lock-up agreement (except as provided below) (collectively with the common stock, the “Lock-Up Securities”); (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities; or (4) publicly disclose the intention to do any of the foregoing.

Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Lock-Up Securities, in cash or otherwise.

The restrictions described in the immediately preceding two paragraphs and contained in the lock-up agreements between the underwriters and the Lock-Up Parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of Lock-Up Securities: (i) as a bona fide gift or gifts, or for bona fide estate planning purposes, (ii) by will, other testamentary document or intestacy, (iii) to any member of the Lock-Up Party’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the Lock-Up Party or any immediate family member, or if the Lock-Up Party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (iv) to a partnership, limited liability company or other entity of which the Lock-Up Party and/or its immediate family members are the legal and beneficial owners of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above, (vi) (A) to a member, partner, partnership, limited liability company, trust or other entity that is an affiliate of the Lock-Up Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Party or its affiliates or (B) as part of a distribution to members or shareholders of the Lock-Up Party; (vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or other final order of a court or regulatory agency, (viii) to us from an employee, independent contractor or services provider of the Company upon death, disability or termination of employment or cessation of services, in each case, of such employee, independent contractor or services provider, (ix) as part of a sale of Lock-Up Securities acquired in open market transactions after the completion of this offering, (x) to us in connection with the vesting, settlement, or exercise of any profits units, appreciation rights, restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction and made to all or substantially all shareholders involving a change in control, provided that if such transaction is not completed, all such Lock-Up Securities would remain subject to the restrictions in the immediately preceding two paragraphs; (b) exercise of outstanding options, settlement of RSUs, profit units, appreciation rights or other equity awards, or exercise of warrants granted pursuant to plans described in this prospectus supplement, provided that any Lock-Up Securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding two paragraphs; (c) conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any such shares of our common stock or warrants received upon such conversion would be subject to restrictions similar to those in the immediately preceding two paragraphs; (d) establishment by Lock-Up Parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of Lock-Up Securities during the restricted period and, to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such Lock-Up Party or the Company regarding the establishment of such plan during the restricted period, such announcement or filing shall include a statement to the effect that no transfer of Lock-Up Securities may be made under such plan during the restricted period; and (e) transfers of shares of our common stock pursuant to a written plan for trading securities in effect on the date of the lock-up agreement, which was established pursuant to and in accordance with Rule 10b5-1(c) under the Exchange Act (a “10b5-1 Plan”), provided that (1) any such 10b5-1 Plan will not be amended, waived or otherwise modified during the restricted period in a manner that would provide for the transfer of Lock-Up Securities during the restricted period and (2) any filing under the Exchange Act that is made in connection with any such transfer during the restricted period will state (x) that such transfer has been executed under a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act and (y) the date of adoption of such 10b5-1 Plan.

J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We intend to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “ALB PR A .” No assurance can be given that our Depositary Shares will be listed or that any such application for listing will be approved. Neither we nor the underwriters can assure investors that an active trading market will develop for the Depositary Shares, or that the Depositary Shares will trade in the public market at or above the initial public offering price. Our common stock is listed on the NYSE under the symbol “ALB.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Depositary Shares in the open market for the purpose of preventing or retarding a decline in the market price of the Depositary Shares while this offering is in progress. These stabilizing transactions may include making short sales of Depositary Shares, which involves the sale by the underwriters of a greater number of Depositary Shares than they are required to purchase in this offering, and purchasing Depositary Shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional Depositary Shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional Depositary Shares, in whole or in part, or by purchasing Depositary Shares in the open market. In making this determination, the underwriters will consider, among other things, the price of Depositary Shares available for purchase in the open market compared to the price at which the underwriters may purchase Depositary Shares through the option to purchase additional Depositary Shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Depositary Shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase Depositary Shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Depositary Shares, including the imposition of penalty bids. This means that if the representative of the underwriters purchases Depositary Shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those Depositary Shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Depositary Shares or preventing or retarding a decline in the market price of the Depositary Shares, and, as a result, the price of the Depositary Shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and/or their respective affiliates serve as lender, administrative agent, syndication agent, co-documentation agent, joint lead arranger and/or joint bookrunner under the 2022 Credit Agreement.

To the extent any of the underwriters or their affiliates are agents, holders, lenders and/or counterparties under or to any of the Company’s commercial paper that may be repaid with a portion of the net proceeds of this offering, such underwriters or affiliates would receive a portion of the net proceeds of this offering.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of those underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Depositary Shares. Any such credit default swaps or short positions could adversely affect future trading prices of the Depositary Shares. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The Depositary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Depositary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no Depositary Shares have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the Depositary Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Depositary Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Depositary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to Depositary Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Depositary Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No Depositary Shares have been offered or will be offered to the public in the United Kingdom prior to the publication of a prospectus in relation to the Depositary Shares which is approved by the Financial Conduct Authority or is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the Depositary Shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or

(c) in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”).

provided that no such offer of the Depositary Shares shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Depositary Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Depositary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Depositary Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as

“relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the Depositary Shares in the United Kingdom within the meaning of the FSMA.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Hong Kong

The Depositary Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Depositary Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Depositary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The Depositary Shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Depositary Shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Depositary Shares may not be circulated or distributed, nor may the Depositary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Depositary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Depositary Shares pursuant to an offer made under Section 275 of the SFA except (a) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (b) where no consideration is or will be given for the transfer, (c) where the transfer is by operation of law, (d) as specified in Section 276(7) of the SFA, or (d) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of the Depositary Shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Depositary Shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The Depositary Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Depositary Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Depositary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Depositary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of Depositary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Depositary Shares.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Depositary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Depositary Shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Depositary Shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Depositary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Depositary Shares under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Depositary Shares you undertake to us that you will not, for a period of 12 months from the date of issue of the Depositary Shares, offer, transfer, assign or otherwise alienate those Depositary Shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Dubai International Financial Centre (“DIFC”)

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

LEGAL MATTERS

We are being represented by Cravath, Swaine & Moore LLP, New York, New York in connection with this offering. The validity of the securities being offered hereby will be passed upon for us by Troutman Pepper Hamilton Sanders LLP, Richmond, Virginia. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

Independent Registered Public Accounting Firm

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent Auditors

The consolidated financial statements of Windfield Holdings Pty Ltd as of December 31, 2022, and for the year then ended, incorporated by reference to the Annual Report on Form 10-K/A, have been audited by KPMG, independent auditors, as stated in their report incorporated herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2022 consolidated financial statements contains an other matter paragraph that states the comparative consolidated statement of financial position as of December 31, 2021, and December 31, 2020 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

Qualified Persons

Each of the following Qualified Persons, as defined in subpart 1300 of Regulation S-K, has prepared a technical report for us or one of our subsidiaries which has been described or included in documents incorporated by reference herein:

•

SRK Consulting (U.S.), Inc. (“SRK”) prepared a technical report summary, dated February 9, 2024, entitled “SEC Technical Report Summary Pre-Feasibility Study Greenbushes Mine Western Australia” (the “Greenbushes Technical Report Summary”).

•	SRK prepared a technical report summary, dated February 14, 2023, entitled “SEC Technical Report Summary Initial Assessment Wodgina Western Australia.”

•

SRK prepared a technical report summary, dated February 14, 2023, entitled “SEC Technical Report Summary Pre-Feasibility Study Salar de Atacama Region II, Chile” (the “Salar Technical Report Summary”).

•

SRK prepared a technical report summary, dated February 14, 2023, entitled “SEC Technical Report Summary Pre-Feasibility Study Silver Peak Lithium Operation Nevada, USA” (the “Silver Peak Technical Report Summary”).

•

Fastmarkets Global Limited prepared reports on market studies contained in Section 16 of each of the Greenbushes Technical Report Summary, the Salar Technical Report Summary, and the Silver Peak Technical Report Summary.

•	RPS Energy Canada Ltd (“RPS”) and RESPEC Company, LLC prepared a technical report summary, dated February 14, 2024, entitled “SEC Technical Report Summary for Jordan Bromine Operation.”

•	RPS prepared a technical report summary, dated February 14, 2024, entitled “SEC Technical Report Summary for Magnolia Field Bromine Reserves.”

Such descriptions have been incorporated by reference herein upon the authority of each Qualified Person as experts with respect to the matters covered by such report summary and in giving such report summary.

LIMITATION ON INDEPENDENT AUDITORS LIABILITY

The liability of KPMG, in relation to the performance of their professional services provided to Windfield Holdings Pty Ltd including, without limitation, KPMG’s audits of Windfield Holdings Pty Ltd’s consolidated financial statements described above, is limited under the Chartered Accountants in Australia and New Zealand (NSW) Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act 1994 (NSW) (the “Professional Standards Act”), including the Treasury Legislation Amendment (Professional Standards) Act (the “Accountants Scheme”). Specifically, the Accountants Scheme limits the liability of KPMG to a maximum amount of A$75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty. The Professional Standards Act and the Accountants Scheme have not been subject to relevant judicial consideration and, therefore, how the limitations will be applied by courts and the effect of the limitations on the enforcement of foreign judgments is untested.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This allows us to disclose important information to you by referring to those filed documents. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus, and any information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information.

We incorporate by reference into this prospectus supplement the specific documents listed below and all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of securities under this prospectus supplement, which future filings shall be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date we subsequently file such documents. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 (including any related exhibit under Item 9.01), which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document (including any related exhibit under Item 9.01):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 15, 2024;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed on April 21, 2023;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 21, 2023 that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022; and

•	the “Description of Common Stock” which is contained in a Current Report on Form 8-K filed on February 15, 2023 (File No. 001-12658) under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement has been delivered, free of charge upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus supplement or the accompanying prospectus, other than exhibits that are incorporated by reference into those documents, unless such exhibits are specifically incorporated by reference in such incorporated document. You may also access our SEC filings under the heading “Investors” on our website at http://www.albemarle.com.

Except as provided above, no other information, including, but not limited to, information filed with the SEC or contained on our websites, is incorporated by reference in or part of this prospectus supplement or the accompanying prospectus.

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded to the extent that a statement is made in any subsequently filed document that modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Albemarle Corporation

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Depositary Shares

We may offer and sell common stock, preferred stock, debt securities, consisting of notes, debentures or other evidences of indebtedness, warrants, units or depositary shares from time to time in one or more offerings, in amounts, at prices and on other terms to be determined at the time of offering. We may also offer and sell from time to time, in one or more transactions, such securities as may be issuable upon the conversion, exercise or exchange of preferred stock, warrants or depositary shares.

We will provide you with more specific terms of the securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference herein and therein, carefully before you invest.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Albemarle Corporation’s common stock is listed on the New York Stock Exchange under the symbol “ALB”.

Investing in these securities involves certain risks. See the section entitled “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2024.

This prospectus and any accompanying prospectus supplement or free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized any person to provide any information or represent anything to you other than what is contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, information that others may provide you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

RISK FACTORS

An investment in our securities involves certain risks. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the Securities and Exchange Commission, or the SEC, incorporated by reference in this prospectus (including future filings we make with the SEC that are also incorporated by reference in this prospectus), together with all of the other information contained in this prospectus or any applicable prospectus supplement. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, in one or more offerings, any combination of the following securities described in this prospectus and the applicable prospectus supplements:

•	shares of the common stock of Albemarle Corporation (“common stock”);

•	shares of Albemarle Corporation’s preferred stock (“preferred stock”);

•	debt securities (“debt securities”), which may be either senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”);

•	warrants to purchase common stock, preferred stock or debt securities (“warrants”);

•	units; or

•	depositary shares (“depositary shares”).

The terms of the securities will be determined at the time of offering.

We will refer to the common stock, preferred stock, debt securities, warrants, units and depositary shares, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement or term sheet as the “offered securities.” The offered securities, together with any debt securities, common stock and preferred stock issuable upon exercise of warrants, or conversion or exchange of other offered securities, as applicable, will be referred to as the “securities.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. We filed a registration statement containing this prospectus with the SEC. The registration statement includes exhibits that provide more detail on the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless expressly stated or the context otherwise indicates, the terms “Albemarle,” “we,” “us,” “our” or the “Company” mean Albemarle Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our reports, proxy statements and other information relating to us can also be read and copied at the New York Stock Exchange, or NYSE, located at 11 Wall St., New York, New York 10005, (212) 656-3000. Our common stock is listed on the NYSE under the symbol “ALB.”

We make available, free of charge, on or through our website, copies of our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. We maintain a website at http://www.albemarle.com. The information on our website is not, and shall not be deemed to be, part of this prospectus, any prospectus supplement or the registration statement, and our web address is included in this prospectus as an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Items 2.02 or 7.01 of Form 8-K) until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 15, 2024.

(b)	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed on April 21, 2023.

(c)	The portions of our Proxy Statement on Form DEF 14A filed on March 21, 2023, incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 15, 2023.

(d)	the “Description of Common Stock” which is contained in a Current Report on Form 8-K filed on February 15, 2023 (File No. 001-12658) under the Exchange Act.

We will make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to: Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209. Our telephone number is (980) 299-5700.

FORWARD-LOOKING STATEMENTS

Some of the information presented in this prospectus, including the documents incorporated by reference herein, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current expectations, which are in turn based on assumptions that we believe are reasonable based on our current knowledge of our business and operations. We have used words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “would,” “will” and variations of such words and similar expressions to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. There can be no assurance that our actual results will not differ materially from the results and expectations expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation, information related to:

•	changes in economic and business conditions;

•	product development;

•	changes in financial and operating performance of our major customers and industries and markets served by us;

•	the timing of orders received from customers;

•	the gain or loss of significant customers;

•

fluctuations in lithium market pricing, which could impact our revenues and profitability particularly due to our increased exposure to index-referenced and variable-priced contracts for battery grade lithium sales;

•	inflationary trends in our input costs, such as raw materials, transportation and energy, and their effects on our business and financial results;

•	changes with respect to contract renegotiations;

•	potential production volume shortfalls;

•	competition from other manufacturers;

•	changes in the demand for our products or the end-user markets in which our products are sold;

•	limitations or prohibitions on the manufacture and sale of our products;

•	availability of raw materials;

•	increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers;

•	technological change and development;

•	changes in our markets in general;

•	fluctuations in foreign currencies;

•	changes in laws and government regulation impacting our operations or our products;

•	the occurrence of regulatory actions, proceedings, claims or litigation (including with respect to the U.S. Foreign Corrupt Practices Act and foreign anti-corruption laws);

•	the occurrence of cyber-security breaches, terrorist attacks, industrial accidents or natural disasters;

•	the effects of climate change, including any regulatory changes to which we might be subject;

•	hazards associated with chemicals manufacturing;

•	the inability to maintain current levels of insurance, including product or premises liability insurance, or the denial of such coverage;

•	political unrest affecting the global economy, including adverse effects from terrorism or hostilities;

•	political instability affecting our manufacturing operations or joint ventures;

•	changes in accounting standards;

•	the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs;

•	changes in the jurisdictional mix of our earnings and changes in tax laws and rates or interpretation;

•

changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations;

•	volatility and uncertainties in the debt and equity markets;

•	technology or intellectual property infringement, including cyber-security breaches, and other innovation risks;

•	decisions we may make in the future;

•	future acquisition and divestiture transactions, including the ability to successfully execute, operate and integrate acquisitions and divestitures and incurring additional indebtedness;

•	expected benefits from proposed transactions;

•	timing of active and proposed projects;

•	impacts of any future pandemics;

•	impacts of the situation in the Middle East and the military conflict between Russia and Ukraine, and the global response to it;

•	performance of our partners in joint ventures and other projects;

•	changes in credit ratings;

•

the inability to realize the benefits of our decision to retain our Ketjen business as a wholly-owned subsidiary and to realign our Lithium and Bromine global business units into a new corporate structure, including Energy Storage and Specialties business units; and

•

the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

These forward-looking statements speak only as of the date of this prospectus. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

ALBEMARLE CORPORATION

Albemarle leads the world in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. Our purpose is to enable a more resilient world. We partner to pioneer new ways to move, power, connect, and protect. The end markets we serve include grid storage, automotive, aerospace, conventional energy, electronics, construction, agriculture and food, pharmaceuticals and medical devices. We believe that our world-class resources with reliable and consistent supply, our leading process chemistry, high-impact innovation, customer centricity and focus on people and planet will enable us to maintain a leading position in the industries in which we operate.

We and our joint ventures currently operate more than 25 production and research and development facilities, as well as a number of administrative and sales offices, around the world. As of December 31, 2023, we served approximately 1,900 customers in approximately 70 countries.

Our common stock is listed on the NYSE under the symbol “ALB.” Albemarle Corporation was incorporated in Virginia in 1993. Our principal executive offices are located at 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209 and our telephone number is (980) 299-5700. Albemarle’s website is www.albemarle.com. The information contained on or accessible through our website neither constitutes part of this prospectus nor is it incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things, acquisitions, working capital, capital expenditures, the repurchase of shares of common stock, the repayment or refinancing of outstanding indebtedness and funding pension obligations. Specific information concerning the use of proceeds from the sale of any securities will be included in the applicable prospectus supplement relating to such securities.

DESCRIPTION OF COMMON STOCK

General

The following briefly summarizes the provisions of Albemarle’s amended and restated articles of incorporation and amended and restated bylaws (which we refer to together in this prospectus as the Albemarle organizational documents) that would be important to holders of Albemarle common stock. The following summary of Albemarle common stock is subject in all respects to applicable Virginia law and the Albemarle organizational documents, which are exhibits to the registration statement that contains this prospectus. In this “Description of Common Stock” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

Authorized Shares

Albemarle’s amended and restated articles of incorporation authorize the issuance of 150,000,000 shares of common stock, $0.01 par value per share and 15,000,000 shares of preferred stock. As of February 7, 2024, there were 117,402,949 shares of Albemarle common stock issued and outstanding, which were held by 2,039 shareholders of record, and no shares of Albemarle preferred stock were issued and outstanding.

Voting Rights

Holders of Albemarle common stock are entitled to one vote per share on all matters voted on generally by shareholders, including the election of directors. Albemarle’s amended and restated articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of the outstanding shares of Albemarle common stock have the capacity to elect all of the members of the Albemarle board of directors.

Except as otherwise required by law or with respect to any outstanding class or series of Albemarle preferred stock, the holders of Albemarle common stock possess all voting power.

Under Albemarle’s amended and restated articles of incorporation, shareholder action is generally effective if the votes cast in favor of the action exceed the votes cast against the action. The election of directors requires a plurality of the votes cast by Albemarle shareholders at a meeting at which a quorum is present. Albemarle’s amended and restated articles of incorporation require the affirmative vote of at least a majority of the outstanding shares of Albemarle common stock for the approval of mergers, statutory share exchanges, sales or other dispositions of all or substantially all of Albemarle’s assets outside the usual and regular course of business or dissolution of Albemarle, except that the affirmative vote of 75% of the outstanding shares of Albemarle common stock is required for approval of an affiliated transaction, as defined in Section 13.1-725 the Virginia Stock Corporation Act (the “VSCA”). An affiliated transaction generally is defined by the VSCA as any of the following transactions:

•

a merger with any interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares of a corporation), or with a corporation that would, immediately after the merger, be an affiliate of an interested shareholder immediately before the merger;

•	a share exchange in which any interested shareholder acquires one or more classes or series of a corporation’s voting shares;

•

certain dispositions of corporate assets not in the ordinary course of business, to or with an interested shareholder, or any guarantee of any indebtedness of any interested shareholder in an amount greater than 5% of a corporation’s consolidated net worth as of the date of a corporation’s most recently available financial statements;

•

certain sales or other dispositions to an interested shareholder of voting shares of a corporation or any of its subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;

•	any dissolution, domestication or conversion of a corporation proposed by or on behalf of an interested shareholder; or

•

any reclassification of securities, including reverse stock splits, recapitalizations or mergers of the corporation with any of its subsidiaries, or any distribution or other transaction (whether or not involving an interested shareholder) that increases the percentage of the outstanding voting shares of the corporation or any of its subsidiaries, owned beneficially by any interested shareholder by more than 5%.

The supermajority voting requirement does not apply to a transaction with a shareholder who, together with his or her affiliates and associates, has been the beneficial owner of more than 10% of any class of Albemarle outstanding voting shares as of the later of (i) the close of business on February 28, 1994, the date of the distribution by Ethyl Corporation to its shareholders of all of the outstanding shares of Albemarle common stock, or (ii) the date such person became an interested shareholder with the prior approval of the disinterested directors of Albemarle.

Further, the affirmative vote of the holders of 75% of the voting power of Albemarle’s outstanding shares must approve an amendment to provisions in Albemarle’s amended and restated articles of incorporation relating to the supermajority voting requirement for affiliated transactions.

Notice

Except as otherwise required by the VSCA, written notice stating the date, time and place of every meeting, and the purpose or purposes of any special meeting of Albemarle shareholders, must be sent not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting.

Quorum

A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum.

Shareholder Proposals

Albemarle’s amended and restated bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders or nominate candidates for election as directors must provide timely notice of their proposal in writing to the Secretary of Albemarle. Generally, to be timely, a shareholder’s notice must be received at Albemarle’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. If the annual meeting is scheduled more than 30 days before, or 70 days after the first anniversary of the previous year’s annual meeting, the shareholder must provide notice to the Secretary of Albemarle no earlier than within 90 to 120 days before the meeting or 10 days after the meeting’s public announcement, whichever is later. Albemarle’s amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any shares of Albemarle preferred stock that may be outstanding, holders of shares of Albemarle common stock are entitled to receive dividends and other distributions on their shares of common stock out of assets legally available for distribution when, as and if authorized and declared by the Albemarle board of directors and to share ratably in Albemarle’s assets legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up.

Miscellaneous

Holders of Albemarle common stock have no preferences or preemptive, conversion, exchange, redemption or sinking fund rights. Shares of Albemarle common stock will not be liable for further calls or assessments by Albemarle, and the holders of Albemarle common stock will not be liable for any of Albemarle’s liabilities.

Albemarle’s amended and restated bylaws provide that unless Albemarle consents in writing to the selection of an alternative forum, the United States District Court for the Eastern District of Virginia, Alexandria Division, or in the event that court lacks jurisdiction to hear such action, the Circuit Court of the County of Fairfax, Virginia, will be the sole and exclusive forum for any derivative action brought on behalf of Albemarle, any action asserting a claim of breach of a legal duty owed by any current or former director, officer or other employee or agent of Albemarle to Albemarle or Albemarle shareholders, any action arising pursuant to the VSCA or Albemarle’s organizational documents or any action asserting a claim governed by the internal affairs doctrine.

Albemarle common stock is listed on the NYSE under the symbol “ALB.”

Anti-Takeover Provisions

The Albemarle organizational documents and Virginia law contain provisions that may have the effect of impeding, delaying or discouraging the acquisition of control of Albemarle by means of a tender or exchange offer, proxy fight, merger or share exchange, open market purchases or otherwise in a transaction not approved by the Albemarle board of directors. These provisions are designed to reduce, or have the effect of reducing, Albemarle’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of Albemarle’s assets or an unsolicited takeover attempt that the Albemarle board of directors does not believe is in the best interests of its shareholders.

Under Albemarle’s amended and restated articles of incorporation, the Albemarle board of directors has the authority, without further shareholder approval, to issue preferred stock in classes or series and to fix the designations, voting power, preferences and rights of the shares of each class or series and any qualifications, limitations or restrictions with respect to that class or series. Under this authority, the Albemarle board of directors could create and issue a class or series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of Albemarle’s capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of Albemarle common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or discourage an attempt by, a potential acquiror to obtain control of Albemarle by means of a merger, share exchange, tender or exchange offer, proxy contest or otherwise, and thereby protect the continuity of Albemarle’s management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Albemarle without any further action by Albemarle shareholders.

Other provisions of the Albemarle organizational documents that may make replacing the Albemarle board of directors more difficult include:

•

75% supermajority voting requirements to approve affiliated transactions or an amendment to the provisions in Albemarle’s amended and restated articles of incorporation relating to this supermajority voting requirement;

•	only the chief executive officer, president, chairman of the board, or a majority of the Albemarle board, and not shareholders, are able to call a special meeting of shareholders;

•	inability of shareholders to act by less-than-unanimous written consent;

•	requirements for advance notice for proposing business or making director nominations at shareholder meetings;

•	removal of directors only for cause; and

•	ability of the Albemarle board of directors to increase the size of the board of directors and fill vacancies on the board of directors.

Affiliated Transactions Statute

Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•

a majority of (but not fewer than two) disinterested directors on the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•

before the date the person became an interested shareholder, a majority of the disinterested directors on the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

After three years, any such transaction must satisfy certain fair price requirements in the statute or be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder. For a description of the affiliated transactions subject to this approval requirement, see “—Voting Rights.”

Control Share Acquisitions Statute

Virginia law also contains provisions relating to control share acquisitions, which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

As permitted by Virginia law, the Albemarle board of directors has adopted a bylaw providing that the control share acquisition provisions of Virginia law do not apply to the acquisition of its shares.

Transfer Agent and Registrar

EQ Shareowner Services is the transfer agent and registrar for Albemarle common stock.

Limitation of Liability and Indemnification Matters

Albemarle’s amended and restated articles of incorporation provide that no director or officer shall be liable to Albemarle or its shareholders for monetary damages except for liability resulting from such person’s willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Albemarle’s amended and restated articles of incorporation require Albemarle to indemnify any director or officer who was or is a party to a proceeding (including a proceeding brought by a shareholder in the right of Albemarle or brought by or on behalf of Albemarle shareholders) due to his or her status as a director or officer of Albemarle or who was or is serving at Albemarle’s request as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This indemnification covers the obligation to pay a judgment, settlement, penalty, fine or excise tax assessed with respect to an employee benefit plan and all reasonable expenses incurred by any such director or officer. The board of directors, by a majority vote of a quorum of disinterested directors or, under certain circumstances, independent legal counsel, or by the shareholders (excluding shares owned by or under the control of directors party to the proceeding), must determine that the conduct of the director or officer seeking indemnification does not constitute willful misconduct or a knowing violation of the criminal law.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of Albemarle pursuant to the foregoing provisions or otherwise, we understand that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

DESCRIPTION OF PREFERRED STOCK

We may issue preferred stock in one or more classes or series, as described below. The following briefly summarizes the provisions of our amended and restated articles of incorporation that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation, which is an exhibit to the registration statement that contains this prospectus. Reference to a class or series of preferred stock means all of the shares of preferred stock issued as part of the same class or series under articles of amendment filed as part of our restated articles of incorporation. In this “Description of Preferred Stock” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

The description of most of the financial and other specific terms of each class or series of preferred stock issued will be in the prospectus supplement accompanying this prospectus. Those terms may vary from the terms described in this prospectus. As you read this section, please remember that the specific terms of each class or series of preferred stock as described in the prospectus supplement applicable to the particular series of preferred stock issued will supplement and may modify or replace the general terms described in this section. If there are differences between the prospectus supplement applicable to the particular class or series of preferred stock and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to each series of preferred stock.

Our Authorized Preferred Stock

Under our amended and restated articles of incorporation our board of directors is authorized, without further action by our shareholders, to:

•	establish from the 15,000,000 shares of preferred stock authorized by our amended and restated articles of incorporation one or more classes or series;

•	designate each such class or series; and

•	fix the relative rights and preferences of each such class or series and to issue such shares.

Such rights and preferences may be superior to common stock as to dividends, distributions of assets (upon liquidation or otherwise) and voting rights. Undesignated shares of preferred stock may be convertible into shares of any other series or class of stock, including common stock, if our board of directors so determines. Our board of directors will fix the terms of the class or series of preferred stock it designates by resolution adopted before we issue any shares of the class or series of preferred stock.

The applicable prospectus supplement relating to the particular class or series of preferred stock will contain a description of the specific terms of that class or series as fixed by our board of directors, including, as applicable:

•	the offering price at which we will issue the preferred stock;

•	the title, designation of number of shares and stated or liquidated value of the preferred stock;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions on which such preferred stock may be retired and redeemed;

•	any redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our amended and restated articles of incorporation and not prohibited by law.

When we issue and receive payment for shares of preferred stock, the shares will be fully paid and nonassessable, which means that their holders will have paid at least the par value thereof in full and that we may not ask them to surrender additional funds. Holders of preferred stock will not have any preemptive subscription rights to acquire more of our stock. Unless otherwise specified in the applicable prospectus supplement relating to a particular series of preferred stock, each class or series of preferred stock will be of equal rank in all respects (1) with each other class or series of preferred stock and (2) prior to our common stock, as to dividends and any distribution of our assets.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Our board of directors’ ability to issue shares of preferred stock may discourage attempts by others to acquire control of us without negotiation with our board of directors, as it may make it difficult for a person to acquire us without negotiating with our board of directors.

Redemption

If so specified in the applicable prospectus supplement, a class or series of preferred stock may be redeemable at any time, in whole or in part, at our option or the holder’s, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our preferred stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Dividends

Holders of each class or series of preferred stock will be entitled to receive dividends, in cash or in kind through the issuance of common stock, or in any combination thereof, when, as and if declared by our board of directors from funds legally available for payment of dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each class or series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books on the record dates fixed by the board of directors. The Board is authorized to fix, or establish the basis for determining, the annual or other periodic dividend rate for such series, the dividend payment dates, the manner of paying dividends (whether in the form of cash, common stock or both), the date from which dividends on all shares of such series issued shall accrue, and the extent of participation rights, if any.

We may not declare, pay or set apart funds for payment of dividends on a particular class or series of preferred stock unless full dividends on any other class or series of preferred stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other class or series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other class or series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of any class or series of preferred stock and other class or series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each class or series of preferred stock.

In case dividends on all shares of preferred stock for any quarterly dividend period are not paid in full, all such shares will participate ratably in any partial payment of dividends for such period in proportion to the full amounts of dividends for such period to which they are respectively entitled.

Conversion or Exchange Rights

The applicable prospectus supplement relating to any class or series of preferred stock that is convertible, exercisable or exchangeable will state the terms on which shares of that class or series are convertible into, exercisable or exchangeable for shares of common stock, another class or series of our preferred stock, our other securities or debt or equity securities of third parties.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, holders of each class or series of our preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each class or series of preferred stock. These distributions will be made before any distribution is made on the common stock or on any securities ranking junior to the preferred stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the preferred stock of any class or series and any other securities of equal rank regarding liquidation rights are not paid in full, the holders of the preferred stock of that class or series and the other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference of each security. Holders of these series of preferred stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the articles of amendment establishing the class or series; or

•	as required by applicable law.

Anti-Takeover Provisions

The Albemarle organizational documents and Virginia law contain provisions that may have the effect of impeding, delaying or discouraging the acquisition of control of Albemarle by means of a tender or exchange offer, proxy fight, merger or share exchange, open market purchases or otherwise in a transaction not approved by the Albemarle board of directors. These provisions are designed to reduce, or have the effect of reducing, Albemarle’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of Albemarle’s assets or an unsolicited takeover attempt that the Albemarle board of directors does not believe is in the best interests of its shareholders. For information related to anti-takeover provisions, see “Description of Common Stock— Anti-Takeover Provisions” above.

Transfer Agent and Registrar

The transfer agent, registrar and dividend disbursement agent for the preferred stock will be stated in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that may be offered by this prospectus. This section does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus and the applicable prospectus supplement. A copy of the indenture and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. You should also refer to the Trust Indenture Act of 1939, certain terms of which are made a part of the indenture by reference. In this “Description of Debt Securities” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries, and references to “Notes” are to the debt securities.

The terms of the series described in the prospectus supplement relating to that series may vary from the terms described in this prospectus. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities we are offering.

We may issue as many distinct series of debt securities under the indenture as we wish without limitation as to aggregate principal amount under the terms of the indenture. The indenture does not limit our ability to incur additional indebtedness. This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences with the material terms summarized in this prospectus.

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The senior debt securities will be issued under the indenture. The indenture has been qualified under the Trust Indenture Act. The indenture is an exhibit to the registration statement of which this prospectus is a part.

The subordinated debt securities will constitute part of our subordinated debt and will be subordinate in right of payment to all of our “senior indebtedness,” as defined in the indenture. The subordinated debt securities will be issued under the indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

“Debt securities” in this prospectus refers to both the senior debt securities and the subordinated debt securities.

The trustee has two main roles:

•

First, the trustee can enforce your rights against us if we default on our obligations under the terms of the indenture or the debt securities. There are some limitations, however, on the extent to which the trustee acts on your behalf as described below under “Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs;” and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, registering the transfer of your debt securities to a new holder and sending you notices.

We may issue the debt securities as original issue discount debt securities, which are securities that are offered and sold at a substantial discount to their stated principal amount. The prospectus supplement relating to original issue discount debt securities will describe federal income tax consequences and other special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail below and in the prospectus supplement relating to any such debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and any material additional tax considerations applicable to such debt securities.

In addition, the specific financial, legal and other terms relating to a particular series of debt securities will be described in a prospectus supplement and any pricing supplement relating to the series. The prospectus supplement relating to a series of debt securities will describe, to the extent applicable, the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities and if subordinated debt securities, the related subordination terms;

•	any limit on the aggregate principal amount of the series of debt securities and whether such series may be reopened for the issuance of additional debt securities of such series;

•	the Person to whom interest on a debt security is payable, if other than the holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the rate or rates per annum, which may be fixed or variable, at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption, in whole or in part, at our option or the option of the holder;

•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•

if the debt securities may be converted into or exercised or exchanged for our common stock or preferred stock, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common stock or preferred stock issuable upon conversion, exercise or exchange may be adjusted;

•	if other than denominations of $2,000 and any integral multiple of $1,000 thereafter, the denominations in which the series of debt securities will be issuable;

•

if other than the principal amount thereof, the portion of the principal amount of the series of debt securities that will be payable upon the declaration of acceleration of the maturity of such series of debt securities;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities, if other than the currency of the United States;

•

if the currency of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest on the series of debt securities;

•	any addition or change to the restrictive covenants applicable to such series of debt securities;

•	if the debt securities will not be subject to defeasance as described under “—Defeasance” or otherwise;

•	any event of default under the series of debt securities if different from, or in addition to, those described under “—Default and Related Matters—Events of Default—What Is an Event of Default?;”

•

if the series of debt securities will be initially issuable only in the form of a global security, as described under “Legal Ownership—Global Securities,” the depositary or its nominee with respect to the series of debt securities, if other than The Depository Trust Company, and the circumstances under which the global security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the depositary or its nominee;

•	if the series of debt securities will be guaranteed and the applicable guarantor;

•	the location where the security register will be maintained and the location of the paying agent;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other terms, additional covenants, or special features of the series of debt securities.

Form, Exchange and Transfer

The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the prospectus supplement, in denominations of $1,000 and any integral multiple thereof.

A global security will be issued in denominations equal to the aggregate principal amount of outstanding debt securities represented by that global security. See “—Legal Ownership” below for additional information regarding global securities and the limitations on your rights as the beneficial owner of an interest in a global security.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

Redemption

Provisions relating to the redemption of debt securities, if any, will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities only upon notice sent at least 30 but not more than 60 days before the date fixed for redemption.

Certain Covenants

General

The indenture contains certain covenants for the benefit of the holders of our debt securities, including, among other things, a covenant to maintain our corporate existence. In addition, the indenture contains the covenants described in the two succeeding subsections, which may not apply to any series of subordinated debt securities issued under the indenture. Capitalized terms used in the following summary have the meanings specified in the indenture, unless otherwise defined below.

Limitation on Liens and Other Encumbrances

We have agreed that neither we nor any Restricted Subsidiary (as defined below) will incur, issue, assume or guarantee any Indebtedness secured by any Lien (as defined below) upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary without securing the debt securities equally and ratably with all other Indebtedness secured by the Lien. This covenant has exceptions, which permit:

(1)	Liens existing on the date of the indenture;

(2)	Liens existing on any Principal Property owned or leased by a corporation at the time it becomes a Restricted Subsidiary;

(3)

Liens existing on any Principal Property at the time of its acquisition by us or a Restricted Subsidiary, which Lien was not incurred in anticipation of such acquisition and was outstanding prior to such acquisition;

(4)

Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the acquisition of any Principal Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Indebtedness which is in excess of such purchase price and for the payment of which recourse may be had only against such Principal Property;

(5)

Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of any Principal Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of that cost and for the payment of which recourse may be had only against the Principal Property;

(6)	Liens in favor of us or any of our Restricted Subsidiaries;

(7)

Liens in favor of the United States or any state or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(8)

Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or federal, state or municipal government Liens arising out of contracts for the sale of products or services by us or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(9)	Pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids,

tenders, contracts (other than for the payment of money) or leases to which we or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of us or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds to which we or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(10)

Liens in connection with legal proceedings being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against us or any Restricted Subsidiary, which judgments or awards are being appealed, and Liens incurred for the purpose of obtaining a stay order or discharge during a legal proceeding to which we or any Restricted Subsidiary is a party;

(11)

Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(12)

Liens consisting of easements, rights of way and restrictions on the use of real property, and defects in title, which do not (a) interfere materially with the use of the property covered thereby in the ordinary course of our or any Restricted Subsidiary’s business or (b) materially detract from the property’s value in our opinion; and

(13)

Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (2) through (12) above, so long as the principal amount of the Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced, plus improvements on the property.

Notwithstanding the foregoing, we and any one or more of our Restricted Subsidiaries may issue, assume or guarantee Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions if at the time of incurrence (the “Incurrence Time”), the amount equal to the sum of:

•	the aggregate amount of the Indebtedness, plus

•

all of our other Indebtedness and the Indebtedness of our Restricted Subsidiaries secured by a Lien that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the foregoing restrictions), plus

•

the aggregate Attributable Debt (as defined below) determined as of the Incurrence Time of Sale and Leaseback Transactions (as defined below), other than Sale and Leaseback Transactions permitted as described under “—Restrictions on Sale and Leaseback Transactions” below entered into after the date of the indenture and in existence at the Incurrence Time, less

•	the aggregate amount of proceeds of such Sale and Leaseback Transactions that have been applied as described under “—Restrictions on Sale and Leaseback Transactions” below,

does not exceed 15% of our Consolidated Net Tangible Assets (as defined below).

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value of the obligation of the lessee thereunder for net rental payments during the remaining term of such lease, including any extensions. The present value of the obligation of the lessee is discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by us. Net rental payments exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee, subject to monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting the following:

(a)	applicable reserves and other properly deductible items;

(b)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

(c)

all current liabilities, as reflected in our latest consolidated balance sheet contained in our most recent annual report on Form 10-K or quarterly report on Form 10-Q filed pursuant to the Exchange Act prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(a)	the principal and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)

the principal and premium (if any) in respect of all obligations of such Person in the form of or evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with its acquisition of property, assets or businesses;

(c)	capitalized lease obligations of such Person;

(d)	all obligations of such Person under letters of credit, bankers’ acceptances or similar facilities issued for its account;

(e)

all obligations of such Person issued or assumed in the form of a deferred purchase price of property or services, including master lease transactions pursuant to which such Person or its subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(f)	all payment obligations of such Person under swaps and other hedging arrangements;

(g)	all obligations of such Person pursuant to its guarantee or assumption of certain of another entity’s obligations and all dividend obligations guaranteed or assumed by such Person;

(h)	all obligations to satisfy the expenses and fees of the trustee under the indenture;

(i)	all obligations pursuant to all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by such Person of certain of the obligations described above; and

(j)	guarantees of any of the foregoing

provided, however, that Indebtedness shall not include any indebtedness of a subsidiary to the Company or another subsidiary.

“Lien” means any mortgage, lien, pledge, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), security interest or other encumbrance.

“Principal Property” means all real and tangible personal property owned or leased by the Company or any Restricted Subsidiary constituting a part of any manufacturing or processing plant or warehouse located within the United States, exclusive of (1) motor vehicles and other rolling stock, (2) office furnishings and equipment, and information and electronic data processing equipment, (3) any property financed through the issuance of tax-exempt industrial development bonds, (4) any real property held for development or sale, or (5) any property which in the opinion of our board of directors as evidenced by a resolution of the board of directors is not of material importance to the total business conducted by Albemarle and its Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any of our subsidiaries (a) substantially all of whose property is located within the United States and (b) which owns a Principal Property or in which our investment exceeds 1% of the aggregate amount of assets included on our consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available.

“Sale and Leaseback Transaction” means any arrangement involving any bank, insurance company, or other lender or investor (in each case that is not the Company or an affiliate of the Company) or to which any such lender or investor is a party that provides for the lease by us or one of our Restricted Subsidiaries for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred by us or any Restricted Subsidiary to the lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of the Principal Property.

Restrictions on Sale and Leaseback Transactions

We have agreed not to, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)

we or the Restricted Subsidiary would, at the time of entering into the arrangement, be entitled, without equally and ratably securing the debt securities of each series then outstanding, to incur, issue, assume or guarantee Indebtedness secured by a lien on the property, under the provisions described in clauses (2) through (13) under the caption “—Limitation on Liens and Other Encumbrances” above; or

(2)	we, within 180 days after the sale or transfer, apply to the retirement of our Funded Debt an amount equal to the greater of:

a.	the net proceeds of the sale of the Principal Property sold and leased back in connection with the arrangement; or

b.	the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement.

Notwithstanding the foregoing, we and our Restricted Subsidiaries, or any of us, may enter into a Sale and Leaseback Transaction that would otherwise be prohibited as set forth above, if either:

(1)

such transaction involves the transfer of property to a governmental body, authority or corporation, such as a development authority, and is entered into primarily for the purpose of obtaining economic incentives and does not involve a third-party lender or investor; or

(2)	at the time of and giving effect to the transaction, the amount equal to the sum of:

a.	the aggregate amount of the Attributable Debt in respect of all Sale and Leaseback Transactions existing at the time that could not have been entered into except in reliance on this paragraph, plus

b.	the aggregate amount of outstanding Indebtedness secured by Liens in reliance on the second paragraph of “—Limitation on Liens and Other Encumbrances”

does not at the time exceed 15% of our Consolidated Net Tangible Assets.

“Funded Debt” means: (a) all Indebtedness maturing one year or more from the date of its creation, (b) all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of its creation, and (c) all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Except for the limitations on Liens and other encumbrances and Sale and Leaseback Transactions described above, each of which may not apply to subordinated debt securities, and except as otherwise provided in a prospectus supplement, the indenture and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction involving the Company.

Consolidation, Merger and Sale of Assets

We are generally permitted to consolidate or merge with another company. We are also permitted to sell or lease all or substantially all of our properties and assets to another company. However, we may not take any of these actions unless:

•

where we merge out of existence or sell or lease all or substantially all our assets, the other company must be a corporation organized and validly existing under the laws of a state of the United States or the District of Columbia or under federal law, and it must expressly assume all our obligations under the indenture and the debt securities;

•	immediately after giving effect to the merger, sale of assets or other transaction, no default or event of default exists;

•

if, as a result of such consolidation or merger, or such sale or lease of assets, our or any Restricted Subsidiary’s properties or assets would become subject to a Lien, then we and such Restricted Subsidiary must comply with the covenants in the indenture regarding Liens described above in “—Certain Covenants—Limitation on Liens and Other Encumbrances”; and

•	certain other conditions are satisfied.

For the purposes of this provision, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Company, which properties and assets, if held by the Company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The indenture’s provisions regarding our consolidation, merger and sale or lease of assets, as described above, include a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our properties and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the foregoing provisions in the case of a sale of such assets or properties may be uncertain.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities issued under the indenture.

Changes Requiring Your Approval

First, there are changes that cannot be made to your debt securities without the approval of each holder affected thereby. Following is a list of those types of changes:

•	change the payment date of the principal or any installment of principal or interest on a debt security;

•	reduce any other amounts due on a debt security;

•	reduce the amount of principal due and payable upon acceleration of the maturity of a debt security (including the amount payable on an original issue discount debt security) following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to institute suit to enforce any payment of any amount due on your debt security;

•	impair any right that you may have to exchange or convert the debt security for or into other securities;

•	amend the subordination provisions of any series of subordinated debt securities or add subordination provisions to any series of senior debt securities;

•	reduce the percentage in aggregate principal amount of debt securities of any series whose consent is needed to modify or amend the indenture or any supplement thereto;

•

reduce the percentage in principal amount of debt securities whose consent is needed to waive our compliance with certain provisions of the indenture or any supplement thereto or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture or any supplement thereto, except to increase any applicable percentage of holders of debt securities required for modification or provide that provisions may not be modified except with the consent of each affected holder.

Changes Requiring a Majority Vote

The second type of change to the indenture or any supplement thereto and the debt securities is the kind that requires a vote in favor by holders of a majority of the outstanding debt securities affected by the change. Most other changes fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, waivers and changes not requiring any approval.

We would need a vote by holders of senior debt securities owning a majority of the principal amount of all series affected by the waiver, to obtain a waiver of certain of the restrictive covenants, including the covenants described above under “—Certain Covenants—Limitation on Liens and Other Encumbrances” and “—Certain Covenants—Restrictions on Sale and Leaseback Transactions.” We also need holders of senior debt securities or subordinated debt securities owning a majority of the principal amount of the relevant affected series to obtain a waiver of any past default with respect to such series, except a payment default listed in the first or second category described below under “—Default and Related Matters—Events of Default—What Is an Event of Default?”

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of securities, or that modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of securities of any other series.

Changes Not Requiring Approval.

The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would benefit or would not adversely affect holders of the debt securities.

Further Details Concerning Voting.

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in a prospectus supplement; and

•	for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as of a specified date.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if they have been fully defeased, as described under “Defeasance—Legal Defeasance.” Debt securities owned by us or any of our affiliates will also not be considered outstanding or eligible to vote.

If we determine to set a record date, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series that are entitled to vote or take other action under the indenture. In some circumstances, the trustee will be entitled to set a record date for action by holders. If the trustee sets a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by Persons who are holders of outstanding securities of that series on the record date and the action voted upon must be effective within 90 days following the record date.

Indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or the debt securities or request a waiver.

Satisfaction and Discharge

The following discussion of satisfaction and discharge provisions will be applicable to your series of debt securities unless the applicable prospectus supplement states that they will not apply to that series.

We can satisfy our obligations under our outstanding debt securities of any series and the indenture will cease to be of further effect (with limited exceptions) if we put in place the following arrangements for you to be repaid:

•

either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) for any debt securities of that series that have not been delivered to the trustee for cancellation, they have become due and payable, or they will become due and payable within one year, or they will be called for redemption within one year under arrangements satisfactory to the trustee, and in the case of (b), we have deposited, or caused to be deposited, in trust with the trustee for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we have paid or cause to be paid all other amounts payable by us under the indenture relating to that series of debt securities;

•

no default or event of default shall have occurred and be continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

•	we have deposited irrevocable instructions to the trustee to apply the deposited money toward the payment of that series of debt securities on their due date; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the conditions precedent for the satisfaction and discharge of the indenture with respect to that series of debt securities have been complied with.

Defeasance

The following discussion of legal defeasance and covenant defeasance provisions will be applicable to your series of debt securities unless the applicable prospectus supplement states that they will not apply to that series.

Legal Defeasance

If there is a change in federal income tax law, as described below, we can legally release ourselves from any payment or other obligations, with certain limited exceptions, on any series of debt securities, called legal defeasance, if we put in place the following arrangements for you to be repaid:

•

we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•	we must deliver to the trustee a legal opinion of our counsel that is based on and confirms the tax law change described below;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event of default described in the sixth bullet point under “Default and Related Matters—Events of Default—What Is an Event of Default?,” on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•

no event or condition may exist that, under the provisions applicable to such subordinated debt securities, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

There must be a change in current federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption.

In the event of legal defeasance, you would have to rely solely on the trust holding the deposited cash and/or U.S. government notes or bonds for repayment of the debt securities. In addition, in the case of subordinated debt securities, the relevant subordination provisions would not apply. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current federal income tax law, we can make the same type of deposit described above under “—Defeasance—Legal Defeasance” and be released from some of the restrictive covenants in the debt securities.

This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and/or U.S. government notes or bonds set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit, or cause to be deposited, in trust for your benefit and the benefit of all other holders of that series of debt securities an amount of cash and U.S. government notes or bonds that will generate enough cash (without reinvestment) to make interest, principal, premium and any other payments on that series of debt securities on their due date;

•

we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities at maturity or redemption;

•

no event of default or event that with the passage of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing at the time of the deposit described above (other than resulting from the borrowing of funds to be applied to such deposit) or, with respect to an event of default described in the sixth bullet point under “Default and Related Matters—Events of Default—What Is an Event of Default?,” on the later of (1) the 91st day after the date of the deposit or (2) the day ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to the Company in respect of such deposit;

•	such deposit and defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we must comply with certain other conditions;

•	in the case of the subordinated debt securities, the following requirements must also be met:

•

no event or condition may exist that, under the provisions applicable to such subordinated debt securities, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•

we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we accomplish covenant defeasance, the following provisions, among others, of the indenture and the debt securities would no longer apply:

•	our covenants previously described under “—Certain Covenants—Limitation on Liens and Other Encumbrances” and “—Certain Covenants—Restrictions on Sale and Leaseback Transactions;”

•	the condition regarding the treatment of Liens when we merge or engage in similar transactions as described under “—Certain Covenants—Consolidation, Merger and Sale of Assets;”

•	the events of default relating to breach of covenants, described under “—Default and Related Matters—Events of Default—What Is an Event of Default?;” and

•	any other covenants applicable to the series of debt securities and described in the prospectus supplement.

In addition, in the case of subordinated debt securities, the relevant subordination provisions would not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust.

Default and Related Matters

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means, with respect to any series of debt securities, any of the following:

•	we do not pay the principal of or any premium on a debt security of that series on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, within 30 days of its due date, if we agree to maintain any such sinking fund;

•

we fail to perform or remain in breach of any covenant contained in the indenture for the benefit of the debt securities of that series or any other term of the indenture for 60 days after we receive a written notice of default stating we are in breach and requiring it to be remedied. The notice must be sent by either the trustee or holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series;

•

default in the payment of principal when due or an acceleration of Indebtedness of us, or, if guarantees are issued, the guarantor, or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred aggregates $40 million or more;

•	we or any Significant Subsidiary files for, or consents to the filing of, bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

“Significant Subsidiary” means any of our subsidiaries that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Remedies if an Event of Default Occurs. If you are the holder of a subordinated debt security, all remedies available upon the occurrence of an event of default under the indenture will be subject to the restrictions on the subordinated debt securities described in the applicable prospectus supplement. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the entire principal amount (or, in the case of original issue discount debt securities, the portion of the principal amount that is specified in the terms of the affected debt security) of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration. If, however, we or any Significant Subsidiary files for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, all of the debt securities of the affected series shall become immediately due and payable without any declaration of acceleration of maturity or any other action on the part of the trustee or the holders of the debt securities of the affected series. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and its consequences if all events of default in respect of such series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture and certain other conditions are met. See “—Modification and Waiver.”

Reference is made to the prospectus supplement relating to any series of debt securities that are original issue discount debt securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount debt securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection satisfactory to the trustee from expenses and liability, called an indemnity. If such indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series. The trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series of debt securities if the trustee in good faith considers it to be in the interest of holders to do so.

No holder of any debt securities may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•

the holders of not less than 25% in aggregate principal amount of the debt securities of the relevant series then outstanding have made a written request to the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered to the trustee indemnity satisfactory to it;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities of that series.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities issued under it, or else specifying any default or event of default and its status.

Notices

We and the trustee will send notices regarding the debt securities only to holders at their addresses as listed in the records of the security registrar.

Governing Law

The indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Legal Ownership

Global Securities

What Is a Global Security? A global security is a special type of indirectly held security, as described below under “—Indirect Holders.”

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Unless otherwise stated in the applicable prospectus supplement, the debt securities of a series issued in the form of global securities will be deposited with The Depository Trust Company (“DTC”), which will act as depositary for the global securities.

Any Person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will initially be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that generally:

•	you cannot get debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•

you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See “—Indirect Holders;”

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•

the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•

because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

Special Situations When a Global Security Will Be Exchanged For Physical Certificates. In a few special situations described below, interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or indirectly will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of direct and indirect holders in the debt securities are described below under “—Direct Holders” and “—Indirect Holders.”

The special situations when a global security may be exchanged for physical certificates are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and no successor depositary has been appointed within 90 days after this notice;

•

when we notify the trustee that we wish to exchange physical certificates for the global security, provided that we understand that under current industry practices, DTC would notify its participants of this determination, but would only withdraw beneficial interests from a global security at the request of participants; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed above under “—Default and Related Matters.”

The prospectus supplement may also list additional situations when a global security may be exchanged for physical certificates that would apply only to the particular series of debt securities covered by that prospectus supplement. When physical certificates are to be exchanged for a global security, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders of the physical certificates.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, are only to Persons or entities who are the direct holders of debt securities (i.e., those who are registered as holders of debt securities). As noted below, we do not have obligations to you if you hold through indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described above. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will not be recognized by us as legal holders of debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

DESCRIPTION OF WARRANTS

We may issue (either separately or together with other offered securities) warrants to purchase underlying shares of common stock or preferred stock or debt securities issued by us. We will issue the warrants under warrant agreements (each, a “warrant agreement”) to be entered into between us and a bank or trust company, as warrant agent (the “warrant agent”), identified in the prospectus supplement or term sheet. In this “Description of Warrants” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

Because this section is a summary, it does not describe every aspect of the warrants and warrant agreement. We urge you to read the warrant agreement because it, and not this description, defines your rights as a holder of warrants. We will file the form of warrant agreement with the SEC at or before the time we issue any warrants. See “Where You Can Find More Information” for information on how to obtain a copy of the warrant agreement.

General

You should read the prospectus supplement or term sheet for the material terms of the offered warrants, including the following, as applicable:

•	The title and aggregate number of the warrants.

•

The number of shares of common stock or preferred stock that may be purchased upon exercise of warrants exercisable for common stock or preferred stock; the price, or the manner of determining the price, at which the shares may be purchased upon exercise; if other than cash, the property and manner in which the exercise price may be paid; and any minimum number of warrants that must be exercised at any one time.

•	The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of warrants exercisable for debt securities.

•	The time or times at which, or period or periods in which, the warrants may be exercised and the expiration date of the warrants.

•

The principal amount of underlying debt securities that may be purchased upon exercise of each warrant exercisable for debt securities, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

•	Any optional redemption terms.

•	The terms of any right that we may have to accelerate the exercise of the common warrants upon the occurrence of certain events.

•	Whether the warrants will be sold with any other offered securities and, if so, the amount and terms of these other securities.

•	Whether certificates evidencing warrants exercisable for debt securities will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

•	The date, if any, on and after which the warrants and any other offered securities will be separately transferable.

•	Any other material terms of the warrants.

The prospectus supplement or term sheet will also contain a discussion of the United States federal income tax considerations relevant to the offering.

Certificates representing warrants will be exchangeable for new warrant certificates of different denominations. We will not impose a service charge for any permitted transfer or exchange of warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or term sheet.

Exercise of Warrants

Each offered warrant will entitle the holder thereof to purchase the amount or number of underlying securities at the exercise price set forth in, or calculable from, the prospectus supplement or term sheet relating to the warrants. After the close of business on the applicable expiration date, unexercised warrants will be void.

Warrants may be exercised by payment to the warrant agent of the exercise price and by delivery to the warrant agent of the related warrant certificate, with the reverse side thereof properly completed. Warrants will be deemed to have been exercised upon receipt of the exercise price and the warrant certificate or certificates. Upon receipt of the payment and the properly completed warrant certificates, we will, as soon as practicable, deliver the underlying securities purchased upon the exercise.

If fewer than all of the warrants represented by any warrant certificate are exercised, a new warrant certificate will be issued for the unexercised offered warrants. The holder of an offered warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying securities purchased upon exercise.

Modifications

There are three types of changes we can make to a warrant agreement and the warrants issued thereunder.

Changes Requiring Your Approval. First, there are changes that cannot be made to your warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	reduce the number of outstanding warrants, the consent of the holders of which is required for a modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the warrants.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of the holders of the warrants.

Changes Requiring a Majority Vote. Any other change to the warrant agreement requires a vote in favor by holders of not fewer than a majority in number of the then outstanding unexercised warrants affected thereby. Most changes fall into this category.

Warrant Adjustments

The terms and conditions on which the exercise price of and/or the number of shares of common stock or preferred stock covered by a warrant are subject to adjustment will be set forth in the warrant agreement and the prospectus supplement or term sheet. The terms will include provisions for adjusting the exercise price and/or the number of shares covered by the warrant; the events requiring the adjustment; the events upon which we may, in lieu of making the adjustment, make proper provisions so that the holder of a warrant, upon exercise thereof, would be treated as if the holder had exercised the warrant prior to the occurrence of the events; and provisions affecting exercise in the event of certain events affecting the common stock or preferred stock.

No Rights as Holders of Underlying Securities

Holders of warrants are not entitled, by virtue of being holders, to receive dividends or to vote, consent or receive notice as our shareholders in respect of any meeting of shareholders for the election of our directors or for any other matter, as applicable, or exercise any other rights whatsoever as our shareholders or holders of underlying debt securities. Before warrants exercisable for debt securities are exercised, holders are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any rights whatsoever as holders of the underlying debt securities.

DESCRIPTION OF UNITS

Albemarle Corporation may issue units that will represent an interest in one or more debt securities, preferred stock, common stock or warrants, in any combination, which may or may not be separable from one another. Each unit will be issued under a unit agreement. Albemarle Corporation will set forth in the applicable prospectus supplement a description of any units issued by it that may be offered pursuant to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

The following description of depositary shares is only a summary and is qualified by any prospectus supplement, deposit agreement and depositary receipt used in connection with the issuance of each series of preferred stock issued through the use of depositary shares. Therefore, you should read carefully the more detailed description that would be contained in any prospectus supplement and form of deposit agreement and depositary receipt, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. In this “Description of Depositary Shares” section, references to “Albemarle,” “the Company,” “we,” “our” or “us” are only to Albemarle Corporation and not its subsidiaries.

We may offer fractional shares of preferred stock by issuing receipts for depositary shares. The shares of any class or series of preferred stock represented by depositary shares will be deposited with a bank or trust company and the holders will be issued a depositary receipt entitling them, in proportion to the fraction of a share the receipt represents, to all the rights and preferences of the preferred stock, as more fully described above under the heading “Description of Preferred Stock.” In this “Description of Depositary Shares” section, references to the “depositary” are to the bank or trust company where the shares of any class or series of preferred stock represented by depositary shares will be deposited.

The bank or trust company that will be the depositary will function as the intermediary between the Company and the holders of the depositary receipts. Dividends and other distributions will be provided to the depositary for ultimate distribution to the holders. Redemption of the depositary shares and voting the underlying preferred stock will also be coordinated through the depositary. Holders will have the right to surrender their depositary receipts to the depositary and be entitled to receive whole shares of preferred stock that are represented by such receipts. Though the preferred stock will continue to have all of the rights and preferences of such preferred stock before such surrender, there may be no market opportunity to trade such stock and once withdrawn from the depositary, it may not be redeposited.

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the applicable class or series of preferred stock and any exchange or redemption of such class or series of preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through agents;

•	to or through underwriters or dealers;

•	directly to other purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement or term sheet.

We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In order to facilitate the offering of the offered securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ or agents’ option to purchase additional securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the option. “Naked” short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

In connection with the distribution of the offered securities or otherwise, we may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with us. We may also sell offered securities short and deliver the securities offered by this prospectus to close out our short positions. We may also enter into option or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. We may also from time to time pledge our offered securities pursuant to the margin provisions of our customer agreements with our brokers. Upon our default, the broker may offer and sell such pledged securities from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York and/or Troutman Pepper Hamilton Sanders LLP, Richmond, Virginia.

EXPERTS

Independent Registered Public Accounting Firm

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent Auditors

The consolidated financial statements of Windfield Holdings Pty Ltd as of December 31, 2022, and for the year then ended, incorporated by reference to the Annual Report on Form 10-K/A, have been audited by KPMG, independent auditors, as stated in their report incorporated herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2022 consolidated financial statements contains an other matter paragraph that states the comparative consolidated statement of financial position as of December 31, 2021, and December 31, 2020 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

Qualified Persons

Each of the following Qualified Persons, as defined in subpart 1300 of Regulation S-K, has prepared a technical report for us or one of our subsidiaries which has been described or included in documents incorporated by reference herein:

•

SRK Consulting (U.S.), Inc. (“SRK”) prepared a technical report summary, dated February 9, 2024, entitled “SEC Technical Report Summary Pre-Feasibility Study Greenbushes Mine Western Australia” (the “Greenbushes Technical Report Summary”).

•	SRK prepared a technical report summary, dated February 14, 2023, entitled “SEC Technical Report Summary Initial Assessment Wodgina Western Australia.”

•

SRK prepared a technical report summary, dated February 14, 2023, entitled “SEC Technical Report Summary, Pre-Feasibility Study, Salar de Atacama Region II, Chile” (the “Salar Technical Report Summary”).

•

SRK prepared a technical report summary, dated February 14, 2023, entitled “SEC Technical Report Summary Pre-Feasibility Study, Silver Peak Lithium Operation, Nevada, USA” (the “Silver Peak Technical Report Summary”).

•

Fastmarkets Global Limited prepared reports on market studies contained in Section 16 of each of the Greenbushes Technical Report Summary, the Salar Technical Report Summary and the Silver Peak Technical Report Summary.

•	RPS Energy Canada Ltd (“RPS”) and RESPEC Company, LLC (“RESPEC”) prepared a technical report summary, dated February 14, 2024, entitled “SEC Technical Report Summary for Jordan Bromine Operation.”

•	RPS prepared a technical report summary, dated February 14, 2024, entitled “SEC Technical Report Summary for Magnolia Field Bromine Reserves.”

Such descriptions have been incorporated by reference herein upon the authority of each Qualified Person as experts with respect to the matters covered by such report summary and in giving such report summary.

LIMITATION ON INDEPENDENT AUDITORS LIABILITY

The liability of KPMG, in relation to the performance of their professional services provided to Windfield Holdings Pty Ltd including, without limitation, KPMG’s audits of Windfield Holdings Pty Ltd’s consolidated financial statements described above, is limited under the Chartered Accountants in Australia and New Zealand (NSW) Scheme approved by the New South Wales Professional Standards Council or such other applicable scheme approved pursuant to the Professional Standards Act 1994 (NSW) (the “Professional Standards Act”), including the Treasury Legislation Amendment (Professional Standards) Act (the “Accountants Scheme”). Specifically, the Accountants Scheme limits the liability of KPMG to a maximum amount of A$75 million. The Accountants Scheme does not limit liability for breach of trust, fraud or dishonesty. The Professional Standards Act and the Accountants Scheme have not been subject to relevant judicial consideration and, therefore, how the limitations will be applied by courts and the effect of the limitations on the enforcement of foreign judgments is untested.

40,000,000 Depositary Shares

Each Representing a 1/20th Interest in a Share of

7.25% Series A Mandatory Convertible Preferred Stock

Albemarle Corporation

7.25% Series A Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

Book-Running Managers

J.P. Morgan	BofA Securities

Bookrunners

HSBC	Mizuho	Santander	Jefferies	Truist Securities

Co-Managers

Goldman Sachs & Co. LLC	MUFG	US Bancorp	Loop Capital Markets	Siebert Williams Shank

March 5, 2024